As filed September 15 , 2010	File No. 333-164096

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Healthy Fast Food, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	43-2092180 (I.R.S. Employer Identification No.)

1175 American Pacific, Suite C
Henderson, Nevada 89074
(702) 448-5301
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry E. Cartwright, President
Healthy Fast Food, Inc.
1175 American Pacific, Suite C
Henderson, Nevada 89074
 (702) 448-5301
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Fay M. Matsukage, Esq. Dill Dill Carr Stonbraker & Hutchings, P.C. 455 Sherman Street Suite 300 Denver, Colorado 80203 (303) 777-3737; (303) 777-3823 fax	Mark A. von Bergen, Esq. Jason H. Barker, Esq. Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300; (503) 241-8014 fax

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ] ________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Non-accelerated filer [ ]	Accelerated filer [ ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Units, each unit consisting of: (2)	1,725,000	$1.00	$1,725,000	$122.99
(i) one share of common stock; and	1,725,000	--	--	--
(ii) one Class C warrant to purchase one share of common stock (3)	1,725,000	--	--	--
Representative’s warrants (3)(4)	150,000	--	--	--
Units issuable upon exercise of the representative’s warrants, each consisting of:	150,000	$1.20	$180,000	$12.83
(i) one share of common stock; and	150,000	--	--	--
(ii) one Class C warrant to purchase one share of common stock	150,000	--	--	--
Common stock issuable upon exercise of Class C warrants, including Class C warrants underlying the representative’s warrants (2)(3)	1,875,000	$1.50	$2,812,500	$200.53
Total			$4,717,500	$336.35 (5)
_______________

(1)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(2)	Includes 225,000 units which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(4)	In connection with the sale of the units, the registrant will issue to the representative of the underwriters warrants to purchase, in the aggregate, up to 150,000 units.

(5)	A filing fee of $1,161.55 was previously paid by the registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this offering. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 15 , 2010

PRELIMINARY PROSPECTUS
1,500,000 Units Each unit consisting of one share of common stock and one redeemable Class C warrant
Healthy Fast Food, Inc.

Healthy Fast Food, Inc., the parent company of U-Swirl International, Inc., is selling units, each unit consisting of one share of common stock and one redeemable Class C warrant. Each Class C warrant entitles the holder to purchase one share of our common stock at a price of $____ [150% of unit price], and will expire on ___________, 2015. The Class C warrants will be exercisable  at any time after they become separately quotable , and redeemable at $0.05 per warrant, upon 30 days’ prior written notice, at any time after the date on which the closing price of the common stock has equaled or exceeded [200% of the public offering price of the units] for five consecutive trading days. Unless earlier separated in the discretion of the representative of the underwriters, the common stock and Class C warrants will be quoted as part of a unit for up to 30 days, after which the common stock and the Class C warrants will be quoted separately, and the units will no longer be quoted.

We expect to offer the units at a public offering price equal to or at a discount to the price at which a share of our common stock is quoted on the OTC Bulletin Board or the Pink Sheets, as the case may be, immediately prior to this offering.  Our common stock and Class A and Class B warrants are quoted on the OTC Bulletin Board and the Pink Sheets, from time to time, under the symbols “HFFI,” “HFFIW” and “HFFIZ,” respectively. The last sale prices of our common stock and Class A and Class B warrants, as quoted on the Pink Sheets  on September 13 , 2010 were $0.75 per share and $0.05 and $0.005 per warrant, respectively.

There is presently no public market for our units or Class C warrants. We intend but cannot guarantee that the common stock and the Class C warrants underlying the units will be quoted separately 30 days after the date of this prospectus.  We anticipate that the units and Class C warrants will be quoted on the OTC Bulletin Board as well as the Pink Sheets.

These are speculative securities.  Investing in the units involves significant risks.  You should purchase these securities only if you can afford a complete loss of your investment.  See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

The expenses of this offering will include a non-accountable expense allowance of 3% of the gross proceeds of this offering payable to Paulson Investment Company, Inc., the representative of the underwriters.  Additionally, we have granted the underwriters a 45-day option to purchase up to an additional 225,000 units to cover over-allotments and have agreed to issue to the representative of the underwriters warrants to purchase a total of 150,000 units at a price per unit equal to 120% of the initial offering price of the units, which warrants are exercisable at any time beginning one year after the effective date of the registration statement of which this prospectus is part until the fifth anniversary of the effective date.

Paulson Investment Company, Inc.
____________________________
The date of this prospectus is ____________, 2010.

• 20 Flavors • Self-Serve • Up to 70 Toppings • Pay by the Ounce

The Company’s U-Swirl café located
at 305 North Nellis Avenue in Las Vegas, Nevada

• Café Setting • Indoor Seating for 50+ • Outdoor Seating • Wi-Fi Access

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY	4
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
DIVIDEND POLICY	16
CAPITALIZATION	17
MARKET FOR COMMON EQUITY	18
DILUTION	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
BUSINESS	28
MANAGEMENT	35
EXECUTIVE COMPENSATION	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DESCRIPTION OF SECURITIES	44
UNDERWRITING	49
LEGAL MATTERS	52
EXPERTS	52
WHERE YOU CAN FIND MORE INFORMATION	52
INDEX TO FINANCIAL STATEMENTS	53

We own the following trademarks: U-SWIRL®, u-swirl FROZEN YOGURT and Design®, U-SWIRL FROZEN YOGURT®, U and Design®, and WORTH THE WEIGHT®.  Other brand names or trademarks appearing in this prospectus are the property of their respective owners.

Notice to California investors:  To purchase securities in this offering, each California purchaser must:  (1)(A) have annual gross income of at least $50,000, plus liquid net worth (exclusive of home, home furnishings and automobiles) of at least $75,000, or (B) have liquid net worth (exclusive of home, home furnishings and automobiles) of at least $150,000, provided that in either case the investment shall not exceed 10 percent of the net worth of the investor; or (2) be a “small investor” who, including the proposed offering, has not purchased more than $2,500 of the issuer’s securities in the past 12 months.

Notice to New Hampshire investors:  Each purchaser of securities in New Hampshire must meet one of the following suitability standards:  (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings; or (2) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Notice to Oregon investors:  Each purchaser of securities in Oregon must meet one of the following suitability standards:  (1) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 exclusive of automobile, home, and home furnishings; or (2) a minimum net worth of $350,000, exclusive of automobile, home, and home furnishings.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 7.  References to “we,” “us,” “our,” “Healthy Fast Food” or the “company” mean Healthy Fast Food, Inc. and its subsidiary, U-Swirl International, Inc.

Our Company

We are in the business of offering consumers a healthy alternative for meals and snacks.  We are launching a national chain of self-serve frozen yogurt cafés called U-Swirl Frozen Yogurt and are franchising this concept.  We currently own and operate six U-Swirl Frozen Yogurt cafés in the Las Vegas metropolitan area.  We also have two franchised locations currently in operation, but collect franchise royalties from only one of these locations.  The franchise location that does not pay us royalties is owned by the company from whom we acquired the U-Swirl Frozen Yogurt concept, which is owned by the grandchildren and family of Henry E. Cartwright. We believe that we will be able to take advantage of the growing demand for foods with lower-fat and better nutritional content1, and more specifically, the recent growth in the frozen yogurt industry2.

U-Swirl allows guests a broad choice in frozen yogurt by providing up to 20 non-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  Similar to a coffee shop hangout, locations are furnished with couches and tables and patio seating and provide free Wi-Fi access.

U-Swirl cafés are distinguished from other frozen yogurt retail outlets by the following:
•	inside seating for 50 people and outside patio seating, where feasible and appropriate;
•	spacious surroundings of 1,600 to 2,400 square feet;
•	16 to 20 flavors of frozen yogurt;
•	up to 70 toppings; and
•	self-serve format allowing guests to create their own favorite snack.

We plan to have at least 12 U-Swirl cafés operating by the end of 2010 and have entered into agreements for the third party development of an additional eight cafés by the end of 2011.  As of the date of this prospectus, we have signed area development agreements that grant the developer the exclusive right to open U-Swirl cafés in the designated area, so long as a stated minimum number of cafés are opened according to a development schedule as follows:
•	Phoenix, Arizona for the development of a minimum of three cafés by November 2010, four more cafés by November 2011 and a total of 23 cafés by November 2019;
•	Monmouth County, New Jersey for the development of a minimum of one café by February 2011 and a total of three cafés by February 2013;
•	Tucson, Arizona for the development of a minimum of one café by April 2011 and a total of four cafés by April 2013;
•	Boise, Idaho for the development of a minimum of one café by June 2011 and a total of two cafés by June 2012.

We have also signed an agreement for a second franchise location in Reno, Nevada, which is expected to open during the fourth calendar quarter of 2010, and an agreement for a franchise location in Marietta, Georgia, which is expected to open in 2011.
_________________________

1 Glazer, Critical Mass - Customers’ interest in health grows, but not at the expense of taste, Nation’s Restaurant News, March 8, 2010.

2 Mintel Oxygen, Yogurt – US – November 2009 – Executive Summary, Mintel International Group Limited.

Initially, we were a franchisee of EVOS USA, Inc., which has developed a concept of delivering healthy food in fast food restaurants.  We opened our first EVOS restaurant in October 2006.  In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in gross proceeds of $5,100,000 and net proceeds of $4,002,840.  Since the exercise prices of the Class A and Class B warrants are $5.10 and $10.20, respectively, we have chosen not to update the registration statement related to these warrants at this time.  As a result, holders of the Class A and Class B warrants are not presently able to exercise these warrants.  If the trading price of our common stock increases to the point where exercise of the Class A warrants becomes a possibility, then we will update the registration statement so that the warrants can be exercised.

The net proceeds of the offering were intended to be used to open company-owned EVOS restaurants in the Las Vegas area during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  In November 2008, we opened our second EVOS restaurant.  We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009.  The net proceeds from the offering were ultimately used to open the second EVOS restaurants and the U-Swirl cafés described below.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt on September 30, 2008 from a company owned by the grandchildren and family of Henry E. Cartwright, one of our founders, officers and directors.  We opened our first U-Swirl café in March 2009, four others during 2009 and one in 2010.  We generated a net loss of $(2,363,595) for the year ended December 31, 2009, which included a loss of $(1,223,672) from the discontinued operations of our restaurants described above.  At December 31, 2009, our total assets were $2,998,835.  Our independent registered public accounting firm included in its report prepared in connection with our 2009 financial statements an explanatory paragraph stating that because of these losses, there is substantial doubt about our ability to continue as a going concern.

Our corporate offices are located at 1175 American Pacific, Suite C, Henderson, Nevada 89074, where our telephone number is (702) 448-5301.

This Offering

Securities offered
1,500,000 units.  Each unit consists of one share of common stock and one redeemable Class C public warrant.  Each warrant is exercisable to purchase one share of common stock.  The common stock and warrants will be quoted as a unit for 30 days following the date of this prospectus, after which the common stock and warrants will each be quoted separately.

Class C public warrants
Each Class C public warrant included in the units will be exercisable to purchase one share of common stock commencing at any time after they become separately quotable .  The exercise price of each Class C warrant will be 150% of the public offering price of the units.  The Class C warrants expire on the fifth anniversary of the date of this prospectus, but if the warrants are not exercisable at that time because a current registration statement for the underlying shares is not available, then the expiration date will be extended for 30 days following notice from us that the warrants are again exercisable.

We have the right to redeem the Class C warrants, commencing 31 days after the date of this prospectus, at a redemption price of $0.05 per warrant at any time after the date on which the closing price of our common stock, as reported on the OTC Bulletin Board, has equaled or exceeded 200% of the public offering price of the units for five consecutive trading days. We are required to provide 30 days’ prior written notice to the Class C warrant holders of our intention to redeem the warrants.
Common stock outstanding after the offering	4,447,836 shares

Use of proceeds
For development of company-owned and joint venture-owned cafés, marketing, franchise development and working capital.  We plan to open one café in the southeastern area of the United States, with the specific location to be determined.

Risk factors
Investing in these units involves a high degree of risk.  As an investor you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the “Risk Factors” section of this prospectus.

OTCBB and Pink Sheets symbol	Common stock: HFFI

Proposed OTCBB and Pink Sheets symbols	Class C warrants: ______________ Units:_____________

Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:
•	assumes no exercise of the Class C warrants or 1,000,000 outstanding Class A warrants exercisable at $5.10 per warrant or 2,000,000 outstanding Class B warrants exercisable at $10.20 per warrant;

•	assumes no exercise of the representative’s warrants to purchase a total of 150,000 units;

•	excludes 470,000 shares reserved under our 2007 Stock Option Plan; and

•	assumes no exercise of 150,000 other outstanding warrants or options.

Summary Financial Data

The following summary financial data are derived from our unaudited interim consolidated financial statements for the six months ended June 30, 2010 and 2009, and our audited financial statements for the years ended December 31, 2009, 2008, 2007 and 2006 and the period from November 1, 2005 (inception) through December 31, 2005.  You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements.

INCOME STATEMENT DATA:
	Six Months Ended June 30,		Year Ended December 31,
	2010	2009 (Restated)	2009	2008 (Restated)	2007	2006	November 1, 2005 (inception) through December 31, 2005
Revenues	$1,388,921	$395,271	$1,341,394	$—	$970,163	$131,870	$—
Loss from continuing Operations	$(298,889)	$(409,177)	$(1,139,923)	$(1,224,736)
Net loss	$(301,711)	$(552,616)	$(2,363,595)	$(1,603,166)	$(736,381)	$(337,073)	$(424)
Loss from continuing operations per common share - basic	$(0.11)	$(0.16)	$(0.45)	$(0.56)
Net loss per common share (basic and diluted)	$(0.11)	$(0.22)	$(0.93)	$(0.73)	$(0.57)	$(0.39)	$(0.00)

BALANCE SHEET DATA:
		December 31,
	June 30, 2010	2009	2008 (Restated)	2007	2006	2005
Working capital (deficit)	$33,188	$308,341	$3,297,262	$500,035	$(287,069)	$1,326
Total assets	$2,747,026	$2,998,835	$4,519,122	$1,661,631	$795,184	$10,126
Long-term liabilities	$550,561	$519,151	$222,433	$—	$—	$—
Stockholders’ equity	$1,914,697	$2,116,258	$4,119,503	$1,438,487	$331,618	$1,326

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties.  You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus.  If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in our securities.  The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business

As of June 30, 2010, we had only $33,188 in working capital.

During 2009, we opened five U-Swirl cafés and used approximately $2.2 million of cash.  We opened one café during the six months ended June 30, 2010 and used approximately $220,000 of cash.  Accordingly, at June 30, 2010, we had only $33,188 of working capital.  Due to the small amount of working capital currently available to us, we are making efforts to reduce our overhead expenses to match our revenue flow.  We are limiting our capital expenditures for the current fiscal year to the amount of funds that we can raise internally through operations and externally through this offering.  This shortage of working capital impairs our ability to pursue aggressively a marketing effort to sell more U-Swirl franchises, thereby curbing the growth of the company.

We have an accumulated deficit, have incurred net losses in the past and expect to incur additional losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

As of June 30, 2010, we had an accumulated deficit of $5,342,350.  We have incurred net losses in each year since our inception in 2005, including a net loss of $2,363,595 for the year ended December 31, 2009.  Our independent registered public accounting firm included in its report prepared in connection with our 2009 financial statements an explanatory paragraph stating that because of these losses, there is substantial doubt about our ability to continue as a going concern.   We cannot assure you that we will be profitable or generate sufficient profits from operations in the foreseeable future.  If our revenues do not grow, we may experience a loss in one or more future periods.  We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.  This would also have a negative impact on our share price.

We are an early-stage venture with little operating history, and our prospects are difficult to evaluate.

Our activities prior to October 2006 were limited to developing our business and raising capital to implement our business plan.  We had planned to own and operate EVOS fast food restaurants as a franchisee of EVOS USA, Inc., which has developed a concept of delivering healthy food in fast food restaurants.  We operated only one EVOS restaurant from October 2006 to November 2008.  In November 2008, we opened our second EVOS restaurant.  We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009.  Fresh and Fast was a fast food restaurant concept developed by us to offer healthier lunch and dinner items such as burgers, chicken strips, salads and wraps.  In March 2009, we opened our first U-Swirl restaurant.  Therefore, there is little historical financial information related to operations available upon which you may base your evaluation of our business and prospects.  The revenue and income potential of our business is unproven.  If we are unable to develop our business, we will not achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

The frozen yogurt business is highly competitive.

We operate in the frozen yogurt business, which is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of the retail outlet.  Our competition includes a variety of locally owned retail outlets, as well as national and regional chains.  These competitors include TCBY, Pinkberry, Golden Spoon, Red Mango, Yogurtland and others.  Many of our competitors have existed longer and often have a more established brand and market presence with greater financial, marketing, personnel and other resources than us.  Among our main competitors are a number of multi-unit, multi-market concepts, some of which are expanding nationally.  As we expand, our existing cafés may face competition from new retail outlets that begin operating in existing markets.

New companies will likely enter our markets and target our customers, as entry is relatively easy.  For example, additional competitive pressures have come recently from locally owned and operated retail outlets as well as regional and national specialty chains.  These competitors may have, among other things, better brand awareness, more effective marketing and greater capital resources than the Company.

We also expect to compete for locations with fast food restaurants.  Until the U-Swirl name is better recognized, landlords may prefer well-known fast food restaurants over us and we may experience difficulties in securing desirable restaurant locations.

All of these competitive factors may adversely affect us and reduce our sales and profits.

We face risks associated with the expansion of our operations.

The success of our business model depends on our ability to open either company-owned, joint-venture or franchise-owned cafés and on our ability to operate and manage our growing operations.  Our ability to expand successfully will depend upon a number of factors, including the following:

•	the availability and cost of suitable locations for development;

•	the hiring, training, and retention of additional management and café personnel in each local market;

•	obtaining financing and negotiating leases with acceptable terms;

•	managing construction and development costs of new cafés at affordable levels, particularly in competitive markets;

•	the availability of construction materials and labor;

•	securing required governmental approvals (including construction, parking and other permits) in a timely manner;

•	the continued development and implementation of management information systems;

•	competitive factors; and

•	general economic and business conditions.

Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various force majeure events may also affect the opening of new cafés.  Moreover, newly opened cafés may operate at a loss for a period following their initial opening.  The length of this period will depend upon a number of factors, including the time of the year the café is opened, the sales volume, and our ability to control costs.

We may not successfully achieve our expansion goals.  Additional cafés that we develop may not be profitable.  In addition, the opening of additional cafés in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing cafés in those markets.

We may not be able to successfully execute a franchising and area developer strategy or attract independent franchise developers.

To achieve our expansion goals within our desired timeframe, we have adopted a franchising and area developer model into our business strategy.  We plan to open company-owned frozen yogurt locations and to solicit area developers for our U-Swirl concept.  We may not be successful in attracting franchisees and developers to the U-Swirl concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our U-Swirl locations or to develop or operate successfully our frozen yogurt locations in a manner consistent with our standards.  As discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we were recently unsuccessful in recruiting franchisees to operate the EVOS concept.  Further, incorporating a franchising and area developer model into our strategy has required us to devote significant management and financial resources to prepare for and support the eventual sale of franchises.  As discussed more fully under the section entitled “Certain Relationships and Related Transactions,” the Monmouth County, New Jersey area development agreement is with an entity, RMR Group, LLC, which is affiliated with certain members of our management.  To date, we have entered into three area development agreements (one each for Phoenix, Arizona, Tucson, Arizona, and Boise, Idaho) with developers who are not affiliated with us.  If we are not successful in incorporating a franchising or area developer model into our strategy, or we are unsuccessful in attracting independent franchise developers, we may experience delays in our growth, or may not be able to expand and grow our business.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with the U-Swirl brand.

We plan to launch U-Swirl as a national frozen yogurt chain.  Consumers in any markets we enter will not be familiar with the U-Swirl brand, and we will need to build brand awareness in those markets through significant investments in advertising and promotional activity.  We may find it more difficult in our markets to secure desirable locations and to hire, motivate and keep qualified employees.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We dedicate substantial resources to ensure that our customers enjoy safe, quality food products.  However, food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and food safety are ongoing issues in the food service industry.  If a food-borne illness or other food safety issues occur, whether at our frozen yogurt cafés or a competitor’s location, it is likely that negative publicity would adversely affect our sales and profitability.  If our customers become ill from food-borne illnesses, we might need to temporarily close our cafés.  Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients and could increase the cost of insurance.

We face risks associated with changes in customer tastes and preferences, spending patterns and demographic trends.

Changes in customer preferences, general economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing retail outlets affect the frozen yogurt industry.  Our success depends to a significant extent on consumer confidence, which is influenced by general economic conditions, local and regional economic conditions in the markets in which we operate, and discretionary income levels.  Our sales may decline during economic downturns or during periods of political uncertainty.  Any material decline in consumer confidence or a decline in family “food away from home” spending could cause our sales, operating results, business or financial condition to decline.  If we fail to adapt to changes in customer preferences and trends, we may lose customers and our sales may deteriorate.

The current economic situation has adversely affected our business, results of operations, liquidity and capital resources.

The U.S. economy has undergone a significant slowdown over the last few years due to uncertainties related to availability of credit, difficulties in the banking and financial services sectors, softness in the housing market, severely diminished market liquidity, falling consumer confidence and rising unemployment rates. We believe that these issues, which continue to be volatile, have impacted our business in several ways.

Our business is dependent to a significant extent on national, regional and local economic conditions, particularly those that affect the customers who frequently patronize our cafés. In particular, where our customers’ disposable income available for discretionary spending is reduced (such as by job losses, credit constraints, taxes, energy, or other costs) or where the perceived wealth of customers has decreased (because of circumstances such as lower residential real estate values, increased foreclosure rates, increased tax rates or other economic disruptions), restaurants have experienced lower sales and customer traffic as potential customers choose lower-cost alternatives or choose alternatives to dining out.  We believe that our cafés have been and are similarly impacted. The resulting decrease in customer traffic or average value per transaction has negatively impacted our financial performance, as reduced revenues result in downward pressure on margins. These factors have reduced our Company-owned cafés’ gross sales and profitability, as well as the gross sales of franchised cafés, resulting in lower royalty payments from franchisees.

Diminished café performance and the difficulty in obtaining financing have also negatively impacted our ability to sell franchises and to get area developers to develop their cafés.  Persons who might otherwise invest in a franchise may be reluctant to do so if they believe that the cash flow generated by operating a U-Swirl café does not provide an adequate return on an investment or is insufficient to service debt.  These factors may also discourage area developers from investing more capital to develop their cafés.  Although we have signed agreements with area developers to open at least three cafés during 2010, there is no assurance that all of these cafés will be opened.  If the cafés do not open, we will not receive cash flow from royalty fees they would generate or be able to establish any market presence in those areas.

All of our company-owned operations are currently concentrated in one geographic area, making us vulnerable to downturns in the local economy.

All of our company-owned cafés are located in southern Nevada.  This concentration of operations in one geographic area makes us vulnerable to downturns in the local economy.  In particular, unemployment rates in the Las Vegas area increased from 5.1% in September 2007 to 13.1% in December 2009 (according to the Nevada Department of Employment, Training and Rehabilitation).  Management believes that this has caused a decline in our sales revenues, as consumers have had less discretionary income.

Changes in food supplies and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any increase in the prices of our key ingredients could adversely affect our operating results.  We are susceptible to increases in costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations.  In addition to food, we purchase electricity, oil and natural gas needed to operate our cafés and suppliers purchase gasoline needed to transport food and supplies to us.  Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers.  We may choose not to, or be unable to, pass along price increases to our customers.  Additionally, significant increases in gasoline prices could result in a decrease of customer traffic at our cafés.  We rely on third-party distribution companies to deliver food and supplies to our cafés.  Interruption of distribution services due to financial distress or other issues could impact our operations.

Our operating costs also include premiums that we pay for our insurance, such as workers’ compensation, general liability, property and health.  These premiums may increase significantly from time to time, thereby affecting our operating results.

The frozen yogurt business is subject to seasonal fluctuations.

The frozen dessert industry in general experiences decreased sales during the winter months and higher sales during the summer months.  Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

We could be party to litigation that could adversely affect us by increasing our expenses or subjecting us to material money damages and other remedies.

We are susceptible to claims filed by customers alleging that we are responsible for an illness or injury they suffered at or after a visit to our cafés.  Should our efforts to franchise the U-Swirl concept be successful, we may also be subject to claims by dissatisfied franchisees.  Regardless of whether any claims against us are valid, or whether we are ultimately held liable, such litigation may be expensive to defend and may divert time and money away from our operations and hurt our performance.  A judgment for significant monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations.  Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results.

Employees may file claims or lawsuits against us based on discrimination or wrongful termination or based upon their rights created by applicable federal or state laws.  These claims or lawsuits could result in unfavorable publicity and could have a material adverse effect on our business.

Compliance with governmental regulations may adversely affect our business operations.

We and our franchisees are subject to various federal, state and local regulations.  Our cafés are subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies.  Requirements of local authorities with respect to zoning, land use, licensing, permitting and environmental factors could delay or prevent development of new cafés in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas.  The expenses associated with any facilities modifications required by these laws could be material.  Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, family leave mandates and a variety of similar state laws that govern these and other employment law matters.  The compliance costs associated with these laws and evolving regulations could be substantial.

The operation of the franchise system is also subject to franchise laws and regulations enacted by a number of provinces and states and rules promulgated by the U.S. Federal Trade Commission.  Any future legislation regulating our future franchise relationships may negatively affect our operations.  Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales.

The loss of our officers and directors or our failure to attract and retain additional key personnel could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors.  Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could have an adverse effect on our operations and business development.  At present, we do not have “key-man” life insurance on any of our executive officers.  There can be no assurance that the services of any member of our management will remain available to us for any period of time, or that we will be able to enter into employment contracts with any of our management, or that any of our plans to reduce dependency upon key personnel will be successfully implemented.

The knowledge and expertise of our officers and directors are critical to our operations.  Specifically, Henry Cartwright, our President and Chief Executive Officer, has had significant experience in developing franchise concepts and has maintained current contact with former franchisees.  We believe that these contacts will assist us in identifying qualified candidates to operate multi-unit franchises.

There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leaves our company.  If we lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint venture arrangements with third parties in the future whereby the third party will fund the opening of a café to be operated by us.  Such arrangements may involve risks not otherwise present with a café funded and operated by us or by a franchisee, including, for example:  the possibility that our venture partner might become bankrupt; that the venture partner may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals; that such venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; the possibility that we may incur liabilities as a result of an action taken by such venture partner; or that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business.

As a public company, we are subject to complex legal and accounting requirements that require us to incur substantial expense and expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies.  The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company.  Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities, and governmental or private actions against us.  We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held competitors as well as our larger public competitors.

The Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules and regulations issued thereunder by the Securities and Exchange Commission may deter qualified individuals from accepting positions as directors or officers.

Risks Related to Investment in Our Securities

While warrants are outstanding, it may be more difficult to raise additional equity capital.

During the term that the Class C warrants and our other warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our common stock.  We may find it more difficult to raise additional equity capital while these warrants are outstanding.  At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders.  Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights.  Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to the shares of preferred stock.

Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our Class C and other warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class C warrants.

For you to be able to exercise the Class C warrants, the shares of our common stock to be issued to you upon exercise of the warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live.  We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class C warrants.  If at their expiration date the warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of warrants, and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  In summary, the company and you may encounter circumstances in which you will be unable to exercise the Class C warrants.  In those circumstances, we may, but are not required to, redeem the warrants by payment in cash.  Consequently, there is a possibility that you will never be able to exercise the Class C warrants, and that you will never receive shares or payment of cash in settlement of the warrants.  This potential inability to exercise the Class C warrants, and the possibility that we will never elect to settle warrants in shares or cash, may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

There is, at present, only a limited market for our common stock and no market for the units or the Class C warrants being offered hereby, and there is no assurance that an active trading market for any of these securities will develop.

Although our securities are quoted on the OTC Bulletin Board ("OTCBB") and the Pink Sheets from time to time, and we intend to have our units and Class C warrants quoted on the OTCBB, the market for our securities is extremely limited.  In addition, although there have been market makers in our securities on the OTCBB and the Pink Sheets, we cannot assure that these market makers will continue to make a market in our securities or that other factors outside of our control will not cause them to stop market making in our securities.  Making a market in securities involves maintaining bid and ask quotations and being able to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements.  For example, with respect to the OTCBB, if any of our current market makers desire to participate in an offering of our securities, SEC rules require them to stop market making in our securities for a minimum period of five business days.  A complete lack of market making in our securities could result in the delisting of our securities from the OTCBB, which, in turn, could further diminish the liquidity of our securities.  Furthermore, the development and maintenance of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. Market makers are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as our past losses from operations and the small size of our company mean that there can be no assurance of an active and liquid market for our securities developing in the foreseeable future. Even if a market develops, we cannot assure that a market will continue, or that investors will be able to resell their securities at any price. You should carefully consider the limited liquidity of your investment in our securities.

The application of the “penny stock” rules to transactions in our securities could limit the trading and liquidity of our securities, adversely affect the market price of our securities and impose additional costs on transactions involving our securities.

Trades of our securities are subject to Rule 15g-9 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has other rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the penny stock rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity for our securities. As a result of the foregoing, investors may find it difficult to sell their securities.

Although we have agreed to maintain an effective registration statement registering the shares of common stock issuable upon exercise of our outstanding Class A warrants and Class B warrants from and during the time period the warrants are exercisable, an effective registration statement is not currently in place, and holders of our Class A warrants or Class B warrants are currently precluded from being able to exercise the warrants which, in turn, may subject us to future liability.

Under the terms of the warrant agreement dated March 19, 2008, governing our Class A warrants and Class B warrants, we have agreed to use commercially reasonable efforts to have an effective registration statement covering shares of common stock issuable upon exercise of our Class A warrants and Class B warrants from the date the warrants became exercisable through the date of their expiration on March 19, 2013.  However, we have not maintained an effective registration statement in respect of the shares of common stock issuable upon exercise of the Class A warrants or the Class B warrants because our common stock has traded well below the exercise prices of the warrants.  Accordingly, holders of our Class A warrants and Class B warrants are currently unable to exercise their warrants if they wish to do so.  To the extent our failure to maintain an effective registration in respect of the shares of common stock issuable upon exercise of the Class A warrants or the Class B warrants causes any damages to the holders of our warrants, as may be the case if the price of our common stock traded above the exercise prices of the warrants, we may be subject to contractual liability as a result of such failure.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives.  In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words.  These statements are only predictions.  You should not place undue reliance on these forward-looking statements.  The forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control, and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made.  The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors,” not all of which are known to us.  We will update this prospectus only to the extent required under applicable securities laws.  If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  Since our common stock is considered a “penny stock”, we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

USE OF PROCEEDS

We estimate that, at an assumed per unit price of $0.50, the net proceeds from the sale of the 1,500,000 units in this offering will be approximately $435,000 , after deducting the estimated underwriting discount of $75,000 and estimated offering expenses of approximately $240,000 .

We intend to expand the U-Swirl concept by opening additional cafés in other parts of the United States.  These new cafés may be built, operated and owned by us as company-owned cafés, by others pursuant to franchise or license agreements, or by us with other parties in one or more joint venture arrangements, or through a combination of these methods.  We might enter into a joint venture arrangement where a party provides the funds necessary to open a café while we operate it.  As of the date of this prospectus, we do not have any agreements or understandings with respect to any joint venture arrangements.  We expect to use the net proceeds as follows over the next 12 to 18 months:

	Amount	Percentage
Café development (1)	$435,000	100.0%
TOTAL	$435,000	100.0%
_____________________
(1)
Costs of opening one additional café as a company-owned effort , including the cost of tenant improvements (net of allowances), equipment, smallwares and operating supplies.  We estimate the average cost to open a café to be $435,000.  We plan to open this additional café in the southeastern area of the United States, with the specific location to be determined.

The foregoing information is an estimate based on our current business plan.   Pending this proposed use, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

CAPITALIZATION

The following table is derived from our financial statements as of June 30, 2010, which are set forth elsewhere in this prospectus, and sets forth our:

•	Actual capitalization as of June 30, 2010; and

•
Pro forma capitalization as of June 30, 2010 after giving effect to the issuance of 48,000 shares of common stock for compensation and the sale of 1,500,000 units at the initial public offering price of $0.50 per unit, less the underwriting discount and estimated offering expenses.

	June 30, 2010
	Actual	Pro forma

Debt	$-	$-

Stockholders’ Equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized; no shares issued or outstanding	$-	$-
Common stock, $0.001 par value; 100,000,000 shares authorized; 2,899,836 shares issued and outstanding June 30, 2010 actual; 4,447,836 shares issued and outstanding pro forma as adjusted	2,900	4,448
Additional paid-in capital1	7,254,131	7,703,599
Compensation payable in stock	16	-
Accumulated deficit	(5,342,350)	(5,358,350)
Total Stockholders’ Equity	$1,914,697	$2,349,697
____________________

1
Additional paid-in capital includes the value of the detachable warrants sold with the Units, which are accounted for as equity instruments.  We estimate the fair value of the Class C Warrants to be $374,359 .  We have computed the estimated fair value of the warrants using the Black-Scholes-Merton Fair Value Computation Method based on a $0.50 per share stock price and the $0.75 per share exercise price, with the following additional assumptions:  expected life – 5 years; risk-free interest rate – 1.43% ; annual rate of quarterly dividends – 0.00%; and volatility – 102% using the simplified method .  Accordingly, upon the sale of the Units, we will allocate the net offering proceeds as follows:  Common Stock - $1,500 ; Additional paid-in capital common stock - $232,296 ; and Additional paid-in capital C Warrants - $201,204 .

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Shares of our common stock are quoted on the OTC Bulletin Board and the Pink Sheets, from time to time, under the symbol “HFFI.”  Quotation of units began on March 19, 2008, under the symbol “HFFIU.”  Each unit consisted of one share of common stock, one redeemable Class A warrant, and two non-redeemable Class B warrants, each warrant to purchase one share of common stock.  The common stock and warrants were quoted as a unit for 30 days from March 19, 2008 to April 17, 2008, after which the common stock and warrants were quoted separately.

Our principal trading market has been the OTC Bulletin Board.  Since our current market makers desire to participate in this offering of our securities, they have stopped making a market in our securities as required by SEC rules, causing the recent delisting of our securities from the OTC Bulletin Board.  Our securities continue to be quoted on the Pink Sheets.  We anticipate that our securities will again be quoted on the OTC Bulletin Board after the completion of this offering.

The following table sets forth the range of high and low bid quotations for our common stock for each fiscal quarter for the fiscal years ended December 31, 2008 and 2009 and for the first two fiscal quarters of 2010.  These quotations, obtained from Nasdaq , reflect inter-dealer prices without retail mark-up, markdown, or commissions and may not necessarily represent actual transactions.

	Bid Prices ($)
	High	Low
2008 Fiscal Year:
June 30, 2008 (since April 17, 2008)	$4.00	$3.05
September 30, 2008	$2.90	$1.75
December 31, 2008	$1.75	$0.50

2009 Fiscal Year:
March 31, 2009	$0.60	$0.30
June 30, 2009	$1.00	$0.60
September 30, 2009	$1.95	$1.00
December 31, 2009	$1.90	$1.40

2010 Fiscal Year:
March 31, 2010	$2.85	$0.50
June 30, 2010	$1.00	$0.50

On September 13 , 2010, the closing price for the common stock on the Pink Sheets was $0.75 per share.  As of March 31, 2010, there were 85 record holders of our common stock.

For the 2010 fiscal year, the trading of our common stock has been sporadic and the prices have been volatile.  Through September 13 , 2010, prices ranged from $0.49 to $2.85 and daily trading volumes ranged from zero shares traded to 24,000.

DILUTION

If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering.  For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and nothing to the warrants included in the unit; allocation of value to the warrants would result in less dilution to the new investors who purchase units in this offering.  Our net tangible book value as of June 30, 2010 was $(517,373), or $(0.18) per share of outstanding common stock.  Without giving effect to any changes in the net tangible book value after June 30, 2010 other than the issuance of 48,000 shares for compensation and the sale of 1,500,000 units in this offering at the assumed public offering price of $0.50 per unit, our pro forma net tangible book value as of June 30, 2010 was $(82,373) or $(0.02) per share of outstanding common stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our units in this offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $0.16 per share of capital stock to existing stockholders and an immediate dilution of $0.52 per share of common stock to the new investors, or approximately 104% of the assumed initial public offering price of $0.50 per share.  The following table illustrates this per share dilution:

Initial price to public		$0.50
Net tangible book value as of June 30, 2010	$(0.18)
Increase in net tangible book value per share attributable to new investors	0.16
As adjusted net tangible book value per share after this offering		(0.02)
Dilution in net tangible book value per share to new investors		$0.52

If the underwriters’ over-allotment option is exercised in full, dilution per share to new investors would be $0.50 per share of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes included in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors,”  “Business” and elsewhere in this prospectus.

History and Overview

Healthy Fast Food, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on November 14, 2005 to own and operate EVOS fast food franchises.

Shortly after signing a franchise agreement in December 2005 to operate an EVOS restaurant in Henderson, Nevada, we engaged in a private placement to raise the capital necessary to open the restaurant.  We sold 300,000 shares of common stock in the private placement, resulting in net proceeds of $544,878.  These proceeds, together with loans from related parties, were used to build out, open and operate the restaurant, which opened in October 2006.

In December 2006, we entered into an area representative agreement that gave us the exclusive right to develop EVOS restaurants in a 12-state territory.  To maintain our exclusivity in the territory, we were required to open a minimum number of restaurants within certain timeframes through 2016.  These restaurants could be opened by us or by franchise owners that we identified and solicited.  From December 2006 to June 2007, we engaged in a second private placement of 389,450 shares of common stock, resulting in net proceeds of $1,552,127.  These proceeds were used to repay related party loans, pay some of the expenses of our initial public offering, fund our efforts to solicit franchise owners for our territory, and open another restaurant.

In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in gross proceeds of $5,100,000 and net proceeds of $4,002,840.  The net proceeds of the offering were intended to be used to open company-owned EVOS restaurants in the Las Vegas metropolitan statistical area (the “Las Vegas MSA”) during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  We opened our second restaurant in the Las Vegas MSA in December 2008, and our EVOS sub-franchisee in California opened its first restaurant in November 2008.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt (“U-Swirl”) on September 30, 2008.  We intend to build and operate cafés to be owned and operated by us (“company-owned”) and to franchise to others the right to own and operate U-Swirl cafés pursuant to either (a) a license agreement as a U-Swirl licensee, (b) a franchise and area development agreement as a U-Swirl franchisee, or (c) a joint venture agreement as a U-Swirl joint-venture partner.

We opened our first company-owned U-Swirl café in the Las Vegas MSA in March 2009, and we have since developed five more company-owned cafés in the Las Vegas MSA.  In addition, the original U-Swirl café in Henderson, Nevada, continues to operate as a franchisee.

In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  This franchisee signed a franchise agreement for a second location in Reno in April 2010, which is expected to open during the fourth calendar quarter of 2010.  In August 2010, we entered into a franchise agreement for a café in Marietta, Georgia.  In addition, we have signed the following area development agreements:

•	Phoenix, Arizona for the development of a minimum of three cafés by November 2010, four more cafés by November 2011 and a total of 23 cafés by November 2019;

•	Monmouth County, New Jersey for the development of a minimum of one café by February 2011 and a total of three cafés by February 2013;
•	Tucson, Arizona for the development of a minimum of one café by April 2011 and a total of four cafés by April 2013; and
•	Boise, Idaho for the development of a minimum of one café by June 2011 and a total of two cafés by June 2012.

We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009, and have reflected activities related to this concept as discontinued operations in our financial statements.  Prior periods have been restated to conform to the current presentation.

Results of Operations

Year Ended December 31, 2009.  For the year ended December 31, 2009, our U-Swirl cafés generated $1,322,663 in sales, net of discounts.

Our café operating costs, excluding pre-opening expenses attributable to training, supplies and various grand-opening promotions including product giveaways, were $1,021,445, or 77% of net sales revenues, resulting in café operating profit of $301,218.

We also generated revenues of $15,000 from the sale of a franchise and $3,731 of royalty income.

We did not have any U-Swirl cafés in operation in 2008, except for a franchised location which does not pay us any royalties.  Accordingly, there were no revenues or café operating costs in 2008, except for $20,059 of occupancy and related expenses incurred in connection with the first company-owned café which had been leased by the end of 2008.

Marketing and advertising expenses were $129,302 for the 2009 period as compared to $41,127 for the 2008 period, as we opened five company-owned U-Swirl cafés during that time.  The 2009 amount included $19,161 of stock issued to our public relations firm.

For the year ended December 31, 2009, general and administrative expense increased by $60,385 (11%) due to increased U-Swirl operations.  The largest components of general and administrative expenses for the 2009 fiscal year were accounting fees ($69,805), administrative salaries and payroll taxes ($31,638), consulting fees ($73,408), insurance ($40,055), legal fees ($102,656), supplies ($75,675), and travel ($33,086).

Officer compensation for the 2009 fiscal year increased by $275,233 (86%), as we paid salaries to all of our officers during 2009.  Salaries were not paid to all of our executive management team until the last quarter of 2008.  The 2009 expense included $142,300 of stock issued to our officers.

We discontinued the services of our investor relations firm in December 2008, and there were no investor relations fees paid in 2009.  We incurred $184,740 of investor relations fees in 2008, as we hired a financial public relations firm in conjunction with our becoming a public company.  Of this amount, $101,342 was the value of warrants to purchase 60,000 units issued to the public relations firm as part of its compensation.

Depreciation and amortization expense increased significantly from $2,864 to $133,558, reflecting our increased base of leasehold improvements, property and equipment due to the operation of the new cafés.

As described above, we accounted for the “Fresh and Fast” concept divestiture as “discontinued operations.”  We wrote off all of our assets related to the EVOS restaurant concept, such as leasehold improvements, cash, rent deposits, prepaid franchise fees and inventory, resulting in a loss on disposal of fixed assets of $1,119,451 and a total loss on discontinued operations of $1,223,672, as compared to a loss of $378,430 for the 2008 period.  At the time of closure, we were liable for the leases of the two abandoned restaurants for a period of 21 months on one location and 48 months on the other.  In November 2009, we reached an agreement with the landlord of the location with the longer lease term and settled the liability for 21,244 restricted shares of our common stock, valued at $26,555.  We are negotiating with the other landlord.

As a result of the above, our net loss for the year ended December 31, 2009 was $2,363,595, as compared to a loss of $1,603,166 for the comparable 2008 period.

Six Months Ended June 30, 2010.  For the six months ended June 30, 2010, our U-Swirl cafés generated $1,388,921 in sales, net of discounts.

Our café operating costs, excluding pre-opening expenses attributable to training, supplies and various grand-opening promotions including product giveaways, were $949,650, or 68% of net sales revenues, resulting in café operating profit of $439,271.

We also generated $13,810 of royalty income from the operation of our franchised café in Reno, Nevada.

We had only two company-owned U-Swirl cafés in operation during the six months ended June 30, 2009, and a franchised location which did not pay us any royalties.  Revenues and café operating costs in 2009 were $395,271 and $280,560 (71% of net sales), respectively, resulting in café operating profit of $114,711.

Marketing and advertising expenses were $30,290 for the 2010 period as compared to $31,804 for the 2009 period.

For the six months ended June 30, 2010, general and administrative expense increased by $48,737 (25%) due to increased U-Swirl operations.  The largest components of general and administrative expenses for the 2010 period were accounting fees $31,633, consulting fees $20,000, legal fees $37,705 and insurance $23,972.

Officer compensation for the 2010 period increased by $48,835 (20%), as we began issuing stock compensation in September 2009.  The 2010 expense included $72,650 of stock issued to our officers.

We incurred $30,000 of investor relations fees in the 2010 period compared to $-0- for the 2009 period, as we hired a financial public relations firm in October 2009.

Depreciation and amortization expense increased significantly from $31,600 to $145,966, reflecting our increased base of leasehold improvements, property and equipment due to the operation of the new cafés.

As described above, we accounted for the “Fresh and Fast” concept divestiture as “discontinued operations.”  We wrote off all of our assets related to the EVOS restaurant concept, such as leasehold improvements, cash, rent deposits, prepaid franchise fees and inventory.  For the six months ended June 30, 2010, we realized a loss of $2,822, as compared to a loss of $143,439 for the 2009 period.  At the time of closure, we were liable for the leases of the two abandoned restaurants for a period of 21 months on one location and 48 months on the other.  In November 2009, we reached an agreement with the landlord of the location with the longer lease term and settled the liability for 21,244 restricted shares of our common stock, valued at $26,555.  We are negotiating with the other landlord.

As a result of the above, our net loss for the six months ended June 30, 2010 was $301,711, as compared to a loss of $552,616 for the comparable 2009 period.

Liquidity and Financial Condition

As of December 31, 2008.  At December 31, 2008, we had working capital of $3,297,262 and cash of $3,335,740, as a result of completing our initial public offering in March 2008.

We received net proceeds of $4,002,840 from the initial public offering.  During the 2008 fiscal year, we used $379,014 for investing activities, of which $239,014 was used for the purchase of fixed assets and $140,000 was paid to EVOS USA, Inc. for the extension of our build-out deadline.  Due to a net loss of $1,603,166, we used $1,219,836 of cash for operating activities.  The principal adjustments to reconcile the net loss to net cash used by operating activities were share-based compensation of $101,342 as a result of a warrant issued to our investor relations firm, and $180,000 for the shares issued to acquire the U-Swirl Frozen Yogurt concept.

As of December 31, 2009.  At December 31, 2009, we had working capital of $308,341 and cash of $516,925.  In 2009, we sold 141,000 shares of common stock in a private placement for net proceeds of $172,334.

We had a net loss of $2,363,595, and operating activities used cash of $750,309.  The principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $133,558, share-based compensation of $161,461, and the loss on disposal of the Fresh and Fast restaurant fixed assets of $814,849.

We used $2,236,636 for investing activities, of which $2,125,318 was used to purchase fixed assets, $51,362 for deposits on leased premises, and $58,475 for prepaid lease expense in connection with our U-Swirl operations.   Leasehold improvements, property and equipment, net of accumulated depreciation, was $2,056,346 at December 31, 2009, as compared to $64,586 at December 31, 2008.  In addition, prepaid expenses, deposits and other assets were $77,680 , $56,762 and $58,475, respectively, at December 31, 2009, as compared to $23,495, $5,400 and $-0-, respectively, at December 31, 2008.

Due to the increased number of company-owned U-Swirl café locations, deferred rent was $355,756 at December 31, 2009, as compared to $20,059 at December 31, 2008.  The difference between the rent expense and the actual amount payable under the terms of the lease is recorded as deferred rent.

At December 31, 2009, we recorded $100,000 of deferred revenue in connection with the development fee from an area development agreement signed in November 2009.  Pursuant to the terms of the agreement, we will recognize $15,000 in franchise fee revenue upon the opening of the first café within the developer’s territory, and $5,000 in franchise fee revenue upon the opening of each subsequent restaurant within the developer’s territory.

As of June 30, 2010.  At June 30, 2010, we had working capital of $33,188 and cash of $145,803, as compared to working capital of $308,341 and cash of $516,925 at December 31, 2009.

We had a net loss of $301,711 during the first six months of 2010, and operating activities used cash of $77,137.  The principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $145,966 and share-based compensation of $99,650.

We used $209,491 for investing activities during the first six months of 2010, of which $224,393 was used to purchase fixed assets, in connection with our U-Swirl operations.   Leasehold improvements, property and equipment, net of accumulated depreciation, was $2,134,773 at June 30, 2010, as compared to $2,056,346 at December 31, 2009.  In addition, prepaid expenses were $96,443 at June 30, 2010, as compared to $77,680 at December 31, 2009.

At June 30, 2010, we recorded $190,000 of deferred revenue in connection with the development fees from area development agreements signed in November 2009, February 2010, April 2010 and June 2010.  Pursuant to the terms of the agreements, we will recognize $15,000 in franchise fee revenue upon the opening of the first café within each developer’s territory, and $5,000 in franchise fee revenue upon the opening of each subsequent restaurant within each developer’s territory.

We also used $84,494 for financing activities, of which $82,671 was deferred offering costs.  At June 30, 2010, deferred offering costs were $152,805, as compared to $70,134 at December 31, 2009.

Going Concern

In its report prepared in connection with our 2009 financial statements, our independent registered public accounting firm included an explanatory paragraph stating that, because of our net loss of $2,363,595 for the year ended December 31, 2009 and accumulated losses of $5,040,639 since inception, there is substantial doubt about our ability to continue as a going concern.  We incurred a net loss of $301,711 for the six months ended June 30, 2010, making our accumulated deficit $5,342,350 at June 30, 2010.  Our continued existence will depend on the duration of the current economic downturn, our ability to reduce our overhead expenses to match our revenue flow, our ability to raise additional capital through this offering to meet any shortfalls from operations, and our ability to increase sales of new franchises.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

The following table summarizes our obligations and commitments to make future payments for the periods specified as of June 30, 2010:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Capital lease obligations	$12,627	$5,143	$7,484	$--	$--
Operating lease obligations	1,772,086	191,372	1,189,065	279,687	111,962
Total	$1,784,713	$196,515	$1,196,549	$279,687	$111,962

Capital lease obligations are amounts owed under a lease agreement for our vehicle.  Operating lease obligations are amounts owed under leases for our existing six company-owned U-Swirl cafés.

Plan of Operations

The amounts set forth in the Contractual Obligations table, together with approximately $95,000 per month to cover our fixed overhead expenses, are what we require to maintain our existing operations.  Although we have historically experienced losses from operations, including recently, based on our current projections which assume a continued increase in revenues, we believe that the operation of our six company-owned cafés will provide sufficient cash to maintain our existing operations indefinitely.  For the fiscal year ended December 31, 2009, none of our company-owned locations had been in operation for a sufficient length of time to generate a steady volume of traffic, as they were opened at various times during 2009.  In our experience, it can take up to a full year for a café to establish a steady stream of traffic.  It took approximately one year for the Henderson, Nevada franchise location to establish itself.  Accordingly, in 2009, we relied on funding from selling new franchises to augment the cash flow from our newly operating company-owned cafés.

By increasing revenues from our existing cafés, we believe that the success of our operations is becoming less dependent upon the sale of franchises.  Furthermore, a significant portion of our losses in

2009 can be attributed to certain factors which no longer impair our operations, such as a loss on discontinued operations of $1,223,672 from prior operation of EVOS restaurants.

To the extent that actual results fall short of our projections, we will decrease our fixed overhead expenses.  Any decreases, however, are likely to impair our ability to market and sell franchises, as the expense reductions are likely to occur in the area of public relations, marketing and advertising.  We hope that as the number of franchised cafés in operation increases, our business will have more visibility to prospective franchisees, thereby mitigating the effects of reducing our public relations, marketing and advertising expenses.  In contrast to 2009, 2010 has been, and we anticipate that it will continue to be, a year of franchise expansion opportunities.  In addition, now that our company-owned locations are establishing their footprint we are not as dependent upon franchise sales.  Accordingly, we must carefully manage expansion opportunities and optimize existing café performance.  By doing this, we believe our cash position will improve and the trend of losses will dissipate.

As of June 30, 2010, we do not have any current projects that need to be completed.  We do not plan to open any additional company-owned U-Swirl cafés unless we obtain external sources of cash from this offering or from some other external funding source.  We are not negotiating with any funding source at this time.  If we were unable to complete this offering successfully or to obtain any other external sources of cash, we would continue to operate our six company-owned U-Swirl cafés but not open any additional company-owned cafés.  As indicated above, if the operation of our existing cafés does not provide enough cash, we will have to cease expansion activities completely and decrease fixed overhead expenses.  Ideally, expenses would be decreased in areas that will not directly impact the generation of revenues from operations.

This offering will provide us with approximately $435,000 .  As described in the “Use of Proceeds” section of this prospectus, these proceeds would be used to open one company-owned U-Swirl café in the southeastern area of the United States, thereby providing greater exposure for our U-Swirl brand.  Opening this café would involve expending cash for the cost of tenant improvements, equipment, building permits and licenses, smallwares, operating supplies, and pre-opening expenses. Such expenses are estimated to range from $350,000 to $455,000.  The costs of engaging in this offering have negatively impacted our cash and working capital during the last two completed fiscal quarters, as we have incurred professional fees and other costs associated with this offering in the approximate amount of $153,000.

In addition to the obligations disclosed in the above table, we expect to spend additional amounts to open at least one  U-Swirl café during the fiscal year ending December 31, 2010 if we are successful in obtaining additional capital from this offering.  The number of cafés that we can open will depend upon the amount of capital that we obtain.  Because of the commitments contained in the area development agreements with our four area developers and a franchise agreement that was recently signed, we plan to have at least 12 U-Swirl cafés operating by the end of 2010 and an additional eight cafés by the end of 2011.

Summary of Significant Accounting Policies

Inventories.  Inventories consisting of food, beverages and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.  We have no minimum purchase commitments with our vendors.  As of December 31, 2009 and 2008, inventories consisted of the following:  food and beverages totalling $23,280 and $-0- (restated), and non-foods totalling $38,378 and $15,100 (restated), respectively.  As of June 30, 2010, inventories consisted of the following:  food and beverages totalling $28,164 and $23,280, and non-foods totalling $41,675 and $38,378.  We did not incur any significant charges to cost of sales for spoilage during fiscal 2009 or 2008.

Leasehold improvements, property and equipment.  Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in “Gain or Loss from Operations.”

U-Swirl cafés currently under development are accounted for as construction-in-process.  Construction-in-process is recorded at acquisition cost, including leasehold improvements, equipment expenditures, professional fees and interest expenses capitalized during the course of construction for the purpose of financing the project.  Upon completion and readiness for use of the project, the cost of construction-in-process is transferred to an appropriate asset.  Construction-in-process is valued at the lower of cost or market.  Management evaluates the market value of our cafés on a periodic basis for impairment.  As of December 31, 2009 and 2008, construction-in-process totalled $211,622 and $-0-, respectively.  As of June 30, 2010, construction-in-process was $-0-.

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment.  We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Deposits.  At December 31, 2009 and 2008, deposits consisted of security deposits for multiple locations totalling $56,762 and $5,400 (restated), respectively.  At June 30, 2010, deposits were $46,392.  All deposits are carried at the lower of fair value or cost.

Revenue recognition policy.  Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  We reduce revenues by sales returns and sales discounts.

Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the signing and acceptance of the franchise agreement and franchise fee by both parties.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchisor has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  We recorded U-Swirl franchise fee revenue of $15,000 and $-0- during the years ended December 31, 2009 and 2008, respectively.  We did not record any franchise fee revenue during the six months ended June 30, 2010 or 2009.

Costs and expenses are recognized during the period in which they are incurred.

Recently Issued Accounting Pronouncements

In April 2010, the FASB issued updated guidance that sets forth the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate for research and development arrangements. Specifically, consideration that is contingent upon the completion of a milestone may be recognized in its entirety as revenue in the period that milestone has been achieved if the milestone, in its entirety, meets all of the criteria to be considered substantive at the inception of an arrangement. This guidance is effective prospectively for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010 and applies to research or development deliverables under which the performance obligation is satisfied over a period of time and a portion, or all, of the consideration is contingent upon uncertain future events or circumstances. A reporting entity’s decision to use the milestone method of revenue recognition is a policy election. Since we do not currently have contracts that would qualify for the election of the milestone method, the adoption of this guidance will not have a material effect on our consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures About Fair Value Measurements, which requires entities to disclose separately the amounts of and reasons behind significant transfers in and out of Levels 1 and 2, disclose the fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used to measure both recurring and nonrecurring activities under Levels 2 and 3.  The new disclosure requirements are effective for interim and annual reporting periods beginning after December 15, 2009.  The ASU also requires that reconciliations for fair value measurements using significant unobservable inputs (Level 3) should separately present significant information on a gross basis.  This Level 3 disclosure requirement is effective for fiscal years beginning after December 14, 2010.  The adoption of the provisions of ASU 2010-06 is not expected to have a material impact on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” which updates FASB ASC 820-10. The update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:
•	A valuation technique that uses a) the quoted price of an identical liability when traded as an asset, or b) quoted prices for similar liabilities or similar liabilities when traded as assets.

•
Another valuation technique that is consistent with the principles of FASB ASC 820; examples include an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

This standard is effective for financial statements issued for interim and annual periods beginning after August 2009. ASC 820 does not have an impact on our financial position or results of operations.

In June 2009, the FASB issued ASC 105, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.” FASB ASC 105 establishes a single source of authoritative, nongovernmental U.S. GAAP, except for rules and interpretive releases of the SEC. The effective date of ASC 105 is for interim and annual reporting periods ending after September 15, 2009. ASC 105 does not have an impact on our financial position or results of operations as it does not change authoritative guidance.

In May 2009, the FASB issued ASC 855, “Subsequent Events.”  FASB ASC 855 provides guidance on the disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The date through which any subsequent events have been evaluated and the basis for that date must be disclosed. FASB ASC 855 requires that we disclose the analysis of subsequent events through the date that our financial statements are issued. FASB ASC 855 also defines the circumstances under which an entity should recognize such events or transactions and the related disclosures of such events or transactions that occur after the balance sheet date. The effective date of FASB ASC 855 is for interim or annual financial periods ending after September 15, 2009.

In April 2009, the FASB issued ASC 825-10-65, “Interim Disclosures about Fair Value of Financial Instruments,” which expands the fair value disclosures for all financial instruments within the scope of FASB ASC 825-10-50 to interim reporting periods. We have adopted FASB ASC 825-10-65, and it is effective for interim reporting periods ending after June 15, 2009. ASC 825-10-65 does not have an impact on our financial position or results of operations as it focuses on additional disclosures.

In April 2009, the FASB issued ASC 820-10-65-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FASB ASC 820-10-65-4 is an amendment of FASB ASC 820-10, “Fair Value Measurements.” FASB ASC 820-10-65-4 applies to all assets and liabilities and provides guidance on measuring fair value when the volume and level of activity has significantly decreased and guidance on identifying transactions that are not orderly. FASB ASC 820-10-65-4 requires interim and annual disclosures of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, which occurred during the period. We have adopted FASB ASC 820-10-65-4, which is effective for interim and annual reporting periods ending after June 15, 2009. ASC 820-10-65-4 does not have a material impact on our financial position or results of operations.

BUSINESS

Overview

We are in the business of offering consumers a healthy alternative for meals and snacks.  We are launching a national chain of self-serve frozen yogurt cafés called U-Swirl Frozen Yogurt and are franchising this concept.  We intend to build and operate cafés to be owned and operated by the Company (“company-owned”) and to franchise to others the right to own and operate U-Swirl cafés pursuant to either (a) a license agreement as a U-Swirl licensee, (b) a franchise and area development agreement as a U-Swirl franchisee, or (c) a joint venture agreement as a U-Swirl joint-venture partner.

We currently own and operate six U-Swirl Frozen Yogurt cafés in the Las Vegas metropolitan area, and have two franchised locations in operation in Reno and Henderson, Nevada.  U-Swirl allows guests a broad choice in frozen yogurt by providing up to 20 non-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  Similar to a coffee shop hangout, locations are furnished with couches and tables and patio seating and provide free Wi-Fi access.

The following table provides summary detail regarding our current locations:

Location	Date Opened	Ownership
790 Coronado Center Drive, Henderson, Nevada	April 19, 2008	Franchised
305 N. Nellis Avenue, Las Vegas, Nevada	March 24, 2009	Company-owned
7595 W. Washington Avenue, Las Vegas, Nevada	April 8, 2009	Company-owned
9795 W. Charleston Boulevard, Las Vegas, Nevada	August 7, 2009	Company-owned
6592 N. Decatur Boulevard, Las Vegas, Nevada	August 21, 2009	Company-owned
2300 Paseo Verde Parkway, Henderson, Nevada	September 23, 2009	Company-owned
57 Damonte Ranch Parkway, Suite D, Reno, Nevada	October 24, 2009	Franchised
9360 W. Flamingo Road, Las Vegas, Nevada	February 13, 2010	Company-owned

We acquired the U-Swirl Frozen Yogurt concept in September 2008 from U Create Enterprises (formerly U-Swirl Yogurt, Inc.), which is owned by the grandchildren and family of Henry E. Cartwright, our President, in consideration for 100,000 restricted shares of our common stock.  U Create Enterprises continues to operate its frozen yogurt café in Henderson, Nevada, as our franchisee.  No franchise fees or royalties are charged with respect to this location, as U Create Enterprises permits us to use the location as a training facility.

We opened our first company-owned U-Swirl location in Las Vegas, Nevada, in March 2009, and currently there are eight U-Swirl cafés that have been opened including six company-owned cafés and two franchisee-owned cafés.  We plan to have at least 12 U-Swirl cafés operating by the end of 2010 and have entered into agreements for the third party development of an additional eight cafés by the end of 2011.

We issued a Franchise Disclosure Document (the “FDD”) in November 2008 and filed it in certain states which require filing.  In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  Our franchisee in Reno plans to open a second location in June 2010, which is expected to open during the fourth calendar quarter of 2010.  We recently entered into a franchise agreement for a location in Marietta, Georgia, which is expected to open in 2011.  In addition, we have signed area development agreements as follows:
•	Phoenix, Arizona for the development of a minimum of three cafés by November 2010, four more cafés by November 2011 and a total of 23 cafés by November 2019;
•	Monmouth County, New Jersey for the development of a minimum of one café by February 2011 and a total of three cafés by February 2013;
•	Tucson, Arizona for the development of a minimum of one café by April 2011 and a total of four cafés by April 2013; and
•	Boise, Idaho for the development of a minimum of one café by June 2011 and a total of two cafés by June 2012.

Industry Background

We believe that there is an increasing awareness among consumers of the connection between diet and good health, as evidenced by the current focus on childhood obesity by Michelle Obama and recent initiatives to improve school lunch programs.  We believe that as a result, demand for high-quality healthy foods, in particular healthy fast foods, is increasing and that our U-Swirl cafés will be able to take advantage of this growing demand for healthy food by focusing on foods with lower-fat, higher nutritional content and wholesome, natural food ingredients.

According to Ice Cream and Frozen Desserts in the U.S.: Markets and Opportunities in Retail and Foodservice, 6th Edition, published in January 2010 by Packaged Facts (the “Packaged Facts Report”), the frozen dessert industry is a large and growing industry. In 2009, the U.S. market for ice cream and related frozen desserts, including frozen yogurt and frozen novelties, grew two percent to $25 billion.  The Packaged Facts Report also mentioned that consumers are in search of value products and products that can benefit their health, such as those that include ingredients such as probiotics.  We believe that our self-serve cafés, which offer frozen yogurt carrying the National Yogurt Association’s Live and Active Cultures seal, address this demand.  The Packaged Facts Report forecasts that the inclusion of probiotics in frozen yogurt will cause that segment’s sales growth to surpass other frozen dessert categories through 2014.

We believe that women and children/young adults comprise our targeted market based upon the observations of the staff in our U-Swirl cafés.

Competition

We believe that each of the following frozen yogurt franchises may provide competition to U-Swirl:
•	TCBY – almost 900 locations worldwide; not self-serve
•	Pinkberry – over 75 locations in California, New York and Texas; not self-serve
•	Golden Spoon – approximately 100 locations in Arizona, California, Idaho, Nevada and Utah; not self-serve
•	Red Mango – approximately 60 locations in Arizona, California, Hawaii, Illinois, Indiana, Massachusetts, Minnesota, Nevada, New Jersey, New York, Ohio, Texas, Utah and Washington; not self-serve
•	Yogurtland – approximately 60 locations in Arizona, California, Hawaii, Nevada, and Texas; self-serve

Many of these competitors have significant competitive advantages over the Company in terms of operating histories, number of locations in operation, number of franchisees and area developers, capital and human and other resources.  There are also numerous retail outlets offering frozen yogurt that are independently owned and operated.  We compete not only for customers, but also for management and hourly personnel, suitable real estate sites, investment capital and qualified franchisees.  Further, the food service/restaurant industry is often affected by changes in consumer tastes; national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; the type, number and location of competing food retailers and products; and disposable purchasing power.  Accordingly, there can be no assurances that the Company can successfully compete at a level to achieve our goals.

We have designed U-Swirl cafés to be distinguishable from other frozen yogurt retail outlets by offering the following:
•	inside seating for 50 people and outside patio seating, where feasible and appropriate;
•	spacious surroundings of 1,600 to 2,400 square feet;
•	16 to 20 flavors of frozen yogurt;
•	up to 70 toppings; and
•	self-serve format allowing guests to create their own favorite snack.

Management believes that these characteristics may provide us with the ability to compete successfully in this industry.

Growth Strategy

The Company’s growth strategy is to maximize its market share and market penetration through the development of company-owned, franchise-owned and joint-venture cafés.  Based on an analysis of population statistics, the Company believes that an estimated 3,000 U-Swirl cafés could be opened in the United States.  These estimates are based on a variety of factors including total population, population density, drive-time and other factors related to consumer convenience, consumer demand, local market competition and other relevant factors.  In addition, we believe that foreign markets represent expansion opportunities as well.

There can be no assurances that we can or will be able to successfully develop and operate the estimated 3,000 potential cafés in the United States.  Similarly, other risk factors identified herein could adversely impact our ability to fully develop the forecasted market opportunity.

Franchise Marketing

Our marketing strategy for establishing multi-unit franchises is initially to contact individuals or entities that have previously developed franchises with our management team in other concepts.  We intend to leverage established relationships and to create new relationships with management teams with the proper knowledge, experience, and access to financial resources necessary to successfully develop and operate a U-Swirl franchise in a timely fashion.  We believe that we have an advantage in franchise development because the people we have targeted have worked successfully with our management team in the past, shortening the learning curve and accelerating entry to the market.  Specifically, Henry Cartwright, our President and Chief Executive Officer, has had significant experience in developing franchise concepts and has maintained current contact with former franchisees.  We believe that these contacts will assist us in identifying qualified candidates to operate multi-unit franchises.

We are seeking individuals or groups with the skills and financial strength to operate multi-unit franchise organizations within specific geographic territories.  We anticipate a franchise territory will consist of areas that are either cities or counties depending on population.

We will consider the skills and investment capital that each potential multiple franchise owner presents to determine the size and nature of the territory and the minimum number of U-Swirl locations that the franchise owner will be required to maintain in the territory in order keep the exclusive rights to that territory.  We consider the appropriate number of locations in an area to be one café per 100,000 people and then set the minimum number of locations at half the amount.  For example, a negotiated territory with a population of 2,000,000 should support 20 U-Swirl cafés and a franchisee of that territory would be required to open a minimum of 10 cafés over 5 years to maintain exclusivity.  Franchisees will not be restricted from opening additional cafés beyond the minimum for their territory.

Area Development Agreements

We have elected to pursue a development strategy focused, where appropriate, on the execution of area development agreements (“ADAs”) with qualified area developers that possess, or have the ability to secure in a timely manner, the experience, knowledge and abilities, established market knowledge and relationships, capital resources, and the skills necessary to develop multiple locations in a market.  Prior to the execution of an ADA, we determine the minimum number of cafés that must be developed within a territory.  A territory will consist of one or more metropolitan or micropolitan3 statistical areas.  A standard form ADA generally provides for the following:
•	Term: Until the end of the development schedule, generally ten years;
•	Development Exclusivity: The ADA provides for limited and conditional development exclusivity for the area covered by the ADA. The exclusivity does not apply to:
•	Non-traditional café types (such as shopping mall food court or airport locations), or
•	Cafés acquired by the Company pursuant to a merger or acquisition;
•
Minimum Development Required:  A standard form ADA requires the area developer to develop a pre-determined number of locations within the territory on an annual basis for each year during the term of the ADA; and

•	Rights of Renewal: The ADA may be renewed if the area developer has not committed a material breach of the ADA or an underlying franchise agreement.

Our requirements for qualified area developers will result in fewer franchisees in our system but we believe that the area developer will generally be able to create more value for the U-Swirl network by implementing more comprehensive, responsive and competitive development, operations and marketing strategy and programs.

Franchise Development and Operations

The estimated initial investment for a U-Swirl franchise is $350,000 to $455,000, exclusive of real estate costs.  Franchisees pay an initial franchise fee of $15,000 for a single unit.  Area developers pay a development fee of $15,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number is that number of cafés we determine should be opened in the development area.  The development fee is applied to the initial franchise fee to be developed under the agreement at a rate of $15,000 for the first franchise and $5,000 per franchise thereafter.  The development fee is not refundable.

Franchisees pay a 3% royalty on monthly net sales and may pay an additional 2% to support national and regional advertising efforts once we determine that the system has grown to a sufficient size to warrant these efforts.  We require franchisees to dedicate at least 1% of net sales to local advertising.

Under the U-Swirl system, each café must conform to a standard of interior design, featuring a distinctive and comfortable décor.  The minimum size for a typical U-Swirl café is 1,600 square feet, but cafés in malls, kiosks or other unique locations may be smaller.  Under the terms of the franchise agreement, franchisees are required to obtain our approval of the café site, build out the space in accordance with our standards, satisfactorily complete training, and purchase certain equipment and supplies from us or our approved suppliers.  Franchisees are also required to purchase a point-of-sale system that meets U-Swirl system standards and to establish and maintain high-speed Internet access
________________________

3 As defined by the United States Census Bureau, a micropolitan area is the area (usually a county or grouping of counties) surrounding and including a core city with population between 10,000 and 49,999 (inclusive). Suburbs of metropolitan areas are generally not considered to be micropolitan core cities, although they can be if they are in another county from the metropolitan core.

from a service provider meeting the minimum specifications established by us.  All goods sold by our franchisees must be purchased through us or through our approved suppliers that have met our specifications and standards.  Specifically, the yogurt sold in U-Swirl cafés must meet the criteria established by the National Yogurt Association for live and active culture yogurt.

Currently, all of the frozen yogurt served in our cafés is purchased from YoCream International, Inc. and all of the frozen yogurt dispensing equipment is purchased from Taylor Company.  We source toppings and supplies from local area distributors.  We believe that all of these items are readily available from other sources.

Each franchise agreement has a ten-year term and may be renewed for up to two additional ten-year terms.  Transfers by the franchisees are permitted with our approval, but we have a first right of refusal to purchase the franchise business.  Upon termination of the franchise agreement, we have the option to purchase the assets used in the franchise business at fair market value.

Market Development

We have, since the launch of the U-Swirl concept, focused our development efforts on company-owned cafés in the Las Vegas metropolitan statistical area.  Our growth strategy is dependent on the successful execution of a comprehensive market development plan.  This strategy has enabled us to focus on monitoring the café level operations and effectiveness of various programs and making necessary adjustments.

We are currently engaged in developing additional market development plans.  These plans will be used to develop company-owned, franchise-owned and joint-venture locations.  We are currently reviewing additional markets and will prioritize these markets based on a variety of factors including maximizing distribution channel and management efficiencies, executing area development agreements and other factors.

We launched our new market development initiatives in October 2009 with the expansion of our management team that includes professionals experienced in the development of restaurant and retail concepts on a national level.  Comprehensive data gathering and analysis incorporates consumer demographic densities and characteristics, psychographic data, traffic counts and flow, short-term and long-term market development trends, proximity to community points-of-interest, local competitors and site availability.  Once we identify available sites that meet or exceed our criteria, we apply another round of scrutiny.  These criteria include, but are not limited to, site visibility, ingress and egress, size, location within the shopping center, tenant mix and rent factors.

Personnel Development

The Company believes that a critical factor in the successful development and operation of each U-Swirl café is the development of café personnel.  To meet this need, the Company has developed a comprehensive U-Swirl training program that all café personnel are required to complete. The training requirement applies to all U-Swirl cafés including company-owned, franchise-owned and licensed U-Swirl cafés.  The training program addresses all key areas of café operations

In addition to its café personnel, the Company requires that all non-café employees successfully complete the U-Swirl training program.  This ensures that all non-café personnel that support our café operations are fully aware of issues relating to successful retail operations and maximizing customer satisfaction.

Point-of-Sale System

The Company utilizes a point-of-sale system which provides a vast array of reports that tracks key metrics and performance measures.  The Company’s café managers and management team utilize the data to measure and monitor café performance and effectiveness of advertising and promotion programs.  The Company continues to refine its reporting package to ensure timely and accurate reporting and trend analysis that is used to accomplish various objectives to maximize profitability, for each café and in the aggregate, including:
•	Developing and implementing cost-effective new customer acquisition and customer loyalty programs;
•	Achieving and maintaining target cost of sales and labor costs and gross margins;
•	Incorporating café performance analytics with other relevant factors to refine criteria to provide predictive indicators for purposes of site selection for future cafés; and
•	Forecasting future performance.

Key data tracked and analyzed includes, but is not limited to:
•	Product sales and sales mix;
•	Customer and transaction counts; and
•	Employee labor hours.
Trademarks and Copyrights

In connection with our U-Swirl operations, the following marks have been registered with the U.S. Patent and Trademark Office:
•	“u-swirl FROZEN YOGURT and Design”;
•	“U-SWIRL FROZEN YOGURT”;
•	“U-SWIRL”;
•	“U and Design”; and
•	“WORTH THE WEIGHT”.

Government Regulation

We are subject to various federal, state and local laws affecting our business.  Our cafés must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the café is located.  Moreover, federal Food and Drug Administration regulations require yogurt to have two types of bacteria, lactobacillus bulgaricus and streptococcus thermophilus.  There are no federal standards for any kind of frozen yogurt, although some have been proposed.  A majority of the states have adopted standards that are either specific to frozen yogurt or cover frozen desserts generally.  These standards address some or all of the following:  milkfat content, milk solid content, acidity, bacteria count and content and weight.

We are also subject to federal and state laws governing employment and pay practices, overtime, tip credits and working conditions.  The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages.  Additionally, we are subject to federal and state child labor laws which, among other things, prohibit the use of certain “hazardous equipment” by employees 18 years of age or younger.  Under the Americans with Disabilities Act, we could be required to expend funds to modify our cafés to better provide service to, or make reasonable accommodation for the employment of disabled persons.  We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements.  We believe future expenditures for such compliance would not have a material adverse effect on our operations.

The franchises that we offer are subject to federal and state laws pertaining to franchising.  These laws require that certain information be provided to franchise prospects at certain times and regulate what can be said and done during the offering process.  Some states require the franchise offering circular to be registered and renewed on an annual basis.

Employees

Our U-Swirl cafés have approximately five full-time employees and 35 part-time employees that work various shifts.  The cafés are open seven days per week generally from 11:00 a.m. to 11:00 p.m. or midnight.  In addition to the employees at the cafés, we had five full-time employees as of December 31,

2009, consisting of our chief executive officer and one person for each of the following functions: café site selection and build out, franchise sales, café operations and administration.  Our Vice President of Real Estate is a part-time employee.

Facilities

Our principal offices are located at 1175 American Pacific, Suite C, Henderson, Nevada 89074, in approximately 5,200 square feet of space leased for a term of three years expiring in July 2013.  We pay rent of $2,743 per month.

The leases for our café operations range from approximately 1,600 to 3,000 square feet.  The leases are generally for five-year terms with options to extend.  We currently have six leases in place which range between $1,109 and $7,004 per month, exclusive of common area maintenance charges and taxes.

Previous Operations

We entered into a franchise agreement effective December 14, 2005 to operate an EVOS restaurant in Henderson, Nevada.  Shortly after signing the franchise agreement, we found a location for the restaurant, obtained approval of the site from EVOS USA, Inc., and entered into a lease in January 2006.  From January 2006 to September 2006, we sold 300,000 shares of common stock in a private placement, resulting in net proceeds of $544,878.  These proceeds, together with loans from related parties, were used to build out, open and operate the restaurant.  The restaurant opened in October 2006.

In December 2006, we entered into an area representative agreement that gave us the exclusive right to develop EVOS restaurants in a 12-state territory.  To maintain our exclusivity in the territory, we were required to open a minimum number of restaurants within certain timeframes through 2016.  These restaurants could be opened by us or by franchise owners that we identified and solicited.  From December 2006 to June 2007, we engaged in a second private placement of 389,450 shares of common stock, resulting in net proceeds of $1,552,127.  These proceeds were used to repay related party loans, pay some of the expenses of our initial public offering, and fund our efforts to solicit franchise owners for our territory.  A portion of these proceeds were also used to open another restaurant.  During this period, we improved our operations at the Henderson restaurant and began to build the infrastructure necessary to support the operation of multiple restaurants.

In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in net proceeds of $4,002,840.  The net proceeds of the offering were intended to be used to open six company-owned EVOS restaurants in the Las Vegas MSA during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  We opened our second restaurant in the Las Vegas MSA in December 2008, and our EVOS sub-franchisee in California opened its first restaurant in November 2008.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt on September 30, 2008.  Effective July 1, 2009, we ceased operating under the EVOS franchise and area development agreements and operated our two restaurants under a concept known as “Fresh and Fast.”  We closed these restaurants in August 2009.

Despite the losses incurred in connection with the operation of our EVOS and Fresh and Fast restaurants, we believe that the demand for high-quality healthy foods is increasing.  We believe that the economic downturn in the Las Vegas area was the primary reason for the lack of success of our EVOS and Fresh and Fast restaurants, and not the healthy focus of the menu.

Legal Proceedings

On June 16, 2010, Katherine Hemingway, our former Vice President of Marketing and Communications, filed a charge of discrimination against us with the Nevada Equal Rights Commission in connection with her termination of employment with the company.  She is seeking monetary damages and stock in amounts yet to be determined.  We have filed a response which refutes the factual allegations contained in her claim .  Ms. Hemingway is married to Gregory Janson, a director and significant shareholder of our company.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

MANAGEMENT

Directors, Executive Officers and Key Employees

Our directors, executive officers and key employees, and their ages as of the date of this prospectus, are as follows:
Name	Age	Position
Henry E. Cartwright	71	Chairman of the Board, President, Chief Executive Officer, and Director
Ulderico Conte	40	Vice President of Franchise Development
Terry A. Cartwright	48	Vice President of Café Development
Dana Cartwright	49	Corporate Trainer/Manager
Sam D. Dewar	65	Director
Gregory R. Janson	39	Director

The term of office of each director ends at the next annual meeting of our stockholders or when such director’s successor is elected and qualifies.  The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Henry E. Cartwright has been our Chairman of the board of directors, President and Chief Executive Officer since April 2007 and was one of our founders.  From October 2002 to April 2007, he was semi-retired and a private investor in numerous real estate and lending transactions and other ventures.  Mr. Cartwright served as Chairman of the board of directors of Major Video Corp. from December 1982 until its merger with Blockbuster Entertainment Corporation in January 1989.  During his tenure, Major Video had over 20 multiple unit franchisees in 28 states and Canada.  In September 1993, Mr. Cartwright founded Back to the 50’s, Inc., a company that sold 50’s and 60’s memorabilia through a mail order catalog and showroom.  Back to the 50’s, Inc., was acquired by Crowne Ventures, Inc. in November 1995.  Mr. Cartwright served as a Director of Crowne Ventures, Inc., from 1995 until he resigned in April 1998.  He served as Chairman of the board of directors of Americabilia.com, Inc. (now known as Seaena, Inc.), from September 1999 to October 2002.  Americabilia was engaged in direct Internet merchandising of American-themed collectibles, gifts and memorabilia.  Mr. Cartwright also had similar management responsibilities with franchised concepts such as Taco Boy, a Mexican fast food company; Olde English Fish and Chips; Mom’s Ice Cream; and Pizza Hut. He is the father of Terry A. Cartwright and Dana Cartwright.  We have concluded that Mr. Cartwright should serve as a director because of his previous management experience with franchised concepts.

Ulderico Conte has been our Vice President of Franchise Development since April 2007 and was one of our founders.  From June 2005 to November 2005, he researched various restaurant concepts before deciding on the EVOS concept and forming the Company.  He served as our Vice President, Secretary and a Director from inception to April 2007.  Mr. Conte was the President and Principal of PIN Financial LLC, a FINRA member investment banking firm from May 2005 to February 2009.  From October 2004 to May 2005, he worked as an institutional trader with Garden State Securities.  He served in a similar role with Tradition Aisle Securities from February 2003 to October 2004.  Until 2003, Mr. Conte owned and operated Stone Harbor Financial Services, LLC, a securities broker-dealer firm.  Following the events of September 11, 2001, he made substantial personal loans to support Stone Harbor and pay its employees.  Stone Harbor ceased doing business in 2003 and Mr. Conte filed for personal bankruptcy in October 2003.  He received a Bachelor’s degree in Business from Rider University and a Master’s degree in Business Administration from the University of Phoenix.

Terry A. Cartwright has been our Vice President of Café Development since April 2007 and was one of our founders.  Since May 2002, he has served as President of Gold Key, Inc., d/b/a Monster Framing, a wholesale custom picture and art manufacturing company specializing in hotels, timeshares, condos and retail shops.  Since 1989, he has served as Vice President and Director of Operations for MV Entertainment, a franchisee of Blockbuster Entertainment Corp., with stores in Southern California.  From 1985 until 1989, he served as the Director of New Store Development for Major Video Corp.  Mr. Cartwright attended the University of Nevada at Las Vegas.  He is the son of Henry E. Cartwright and the brother of Dana Cartwright.

Dana Cartwright has been our Corporate Trainer since October 2006.  From January 1991 to October 2006, she was the Secretary and Manager of MV Entertainment, Inc., a Blockbuster video store franchisee located in Henderson, NV.  She is the daughter of Henry E. Cartwright and the sister of Terry A. Cartwright.

Sam D. Dewar has been a director since June 2007.  He has been the President and CEO of Natural Harmony Foods, Inc., since he founded that company in January 2002.  Natural Harmony Foods is an independent food company based in Fort Lauderdale, FL, that develops and markets natural meat products blended with soy protein that are lower in fat.  Mr. Dewar has been involved in the food industry since 1970.  His experience includes ten years with Campbell Soup Company as the General Manager of the Pepperidge Farm Biscuit Division from 1970 to 1980, and eight years with Mars, Inc. as the President of the Snackmaster division from 1980 to 1988.  He received a Bachelor’s degree from Duke University and a Master’s degree in business from the University of Pennsylvania Wharton School.  We have concluded that Mr. Dewar should serve as a director because of his experience in the food industry and his training in business.

Gregory R. Janson has been a director since inception in November 2005 and was one of our founders.  He served as our President and Treasurer from inception to April 2007, our corporate secretary from April 2007 to April 2009, and our Vice President of Franchise Support from March 2009 to August 2009.  Mr. Janson is the co-founder of PIN Financial LLC and has been the vice president of that FINRA member investment-banking firm since May 2004.  PIN Financial will not be participating in this offering.  Mr. Janson received his bachelor’s degree in finance from Hofstra University.  We have concluded that Mr. Janson should serve as a director because of his background in finance.

No directorships are held by any director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company, under the Investment Company Act of 1940.

All of our officers work full-time for the company.

Director Independence

Our common stock is not listed on any exchange.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.  Since we are not currently subject to corporate governance standards relating to the independence of our directors, we choose to define an “independent” director in accordance with the NASDAQ Capital Market’s requirements for independent directors (NASDAQ Marketplace Rule 5605).  The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.

As Sam D. Dewar is considered our only independent director at this time, the entire board of directors, rather than committees, acts on various items.

Limitation of Liability and Indemnification

Our articles of incorporation, as amended, contain provisions that limit the liability of our directors and officers for monetary damages for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.  Such persons shall not be liable unless it is proven that his act or failure to act constituted a breach of his fiduciary duties and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.  The articles do not preclude liability for directors for the payment of unlawful distributions in violation of Nevada Revised Statutes Section 78.300.

Our articles of incorporation also provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Nevada law.  Our bylaws provide for the advancement of expenses prior to the final disposition of any action, suit or proceeding.  We have obtained directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act of 1933 to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information about the remuneration of our principal executive officer for services rendered during our last two completed fiscal years, and our other executive officers that had total compensation of $100,000 or more for our last completed fiscal year (the “Named Officers”).  Certain tables and columns have been omitted as no information was required to be disclosed under those tables or columns.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Henry E. Cartwright, President and CEO	2009 2008	84,000 19,385	18,300 -0-	4,886 (1) -0-	107,186 19,385
Ulderico Conte, Vice President of Franchise Development	2009 2008	83,133 67,224	18,300 -0-	14,824 (2) 12,363	116,257 79,587
______________
(1)	Consists of health insurance premiums paid for Mr. Cartwright
(2)	Consists of health insurance and dental insurance premiums paid for Mr. Conte and his family.

Employment Arrangements

The Company’s officers are each considered an employee-at-will, and neither the Company nor its officers are obligated to the other party for the continuation of employment or the payment of compensation or benefits.

We have been paying the following monthly compensation to officers of the Company since September 1, 2009:

•	Henry E. Cartwright - $7,000 and 3,000 shares of common stock;
•	Ulderico Conte - $7,000 and 3,000 shares of common stock; and
•	Terry A. Cartwright - $5,000 and 5,000 shares of common stock.

Prior to September 1, 2009, we paid only cash compensation.

There are no written employment agreements with any of these officers.  The shares granted as compensation are not subject to any vesting requirements.

The following table set forth information regarding the outstanding equity awards as of December 31, 2009 for our Named Officers.

Outstanding Equity Awards At Fiscal Year-End
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Henry E. Cartwright	53,125 (1)	-0-	4.40	6/30/2012
Ulderico Conte	31,250 (1)	-0-	4.40	6/30/2012
_____________
(1)	These options were granted on June 30, 2007. Half of the options granted vested March 1, 2008 and the remaining half vested March 1, 2009.

During the fiscal year ended December 31, 2009, there were no exercises of stock options by the Named Officers.

Compensation of Directors

Each of our non-employee directors receives reimbursement for expenses of attendance for each scheduled meeting that requires physical attendance.  We do not pay any cash compensation to any of our non-employee directors for their service on the board.  In 2007, we granted each of our non-employee directors options to purchase up to 25,000 shares of common stock, exercisable at $4.40 per share.  The options are exercisable until June 30, 2012 and vested as to 25% upon date of grant (June 30, 2007) and 75% one year from date of grant (June 30, 2008).  We did not pay any compensation to our directors for the fiscal years ended December 31, 2008 and 2009.

Stock Option Plan

Our stockholders adopted the 2007 Stock Option Plan on June 27, 2007, which currently permits the granting of options to purchase up to 470,000 shares.  This amount adjusts at the beginning of each of our fiscal quarters to a number equal to 10% of the number of shares of common stock outstanding at the end of our last completed fiscal quarter, or 470,000 shares, whichever is greater, and provided further that such number will be increased by the number of shares of option stock that we subsequently may reacquire through repurchase or otherwise.  Options may be granted to officers, directors, employees, and consultants on a case-by-case basis.  This Plan will remain in effect until it is terminated by the board of directors or, if so appointed by the board, a committee of two or more disinterested directors administering the Plan, except that no incentive stock option will be granted after June 26, 2017.

The 2007 Stock Option Plan is intended to (i) encourage ownership of shares by our employees and directors and certain consultants to the company; (ii) induce them to work for the benefit of the company; and (iii) provide additional incentive for such persons to promote the success of the company.

The board of directors or committee may amend, suspend or discontinue the Plan at any time or from time to time; provided that no action of the board will cause incentive stock options granted under this Plan not to comply with Section 422 of the Internal Revenue Code unless the board specifically declares such action to be made for that purpose and provided further that without the approval of our stockholders, no such action may: (i) materially increase the maximum aggregate number of shares that may be issued under options granted pursuant to the Plan, (ii) materially increase the benefits accruing to Plan participants, or (iii) materially modify eligibility requirements for the participants.  Moreover, no such action may alter or impair any option previously granted under the Plan without the consent of the holder of such option.

The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations, stock splits or combinations.

Each option granted under the Plan will be evidenced by a written option agreement between us and the optionee.  The option price of any incentive stock option or non-qualified option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock will have an option price of not less than 110% of the fair market value per share on the date of grant.  “Fair Market Value” per share as of a particular date is defined in the Plan as the closing price of our common stock as reported on a national securities exchange or the last transaction price on the reporting system or, if none, the average of the closing bid and asked prices of our common stock in the over-the-counter market or, if such quotations are unavailable, the value determined by the board in its discretion in good faith.

The exercise period of incentive stock options or non-qualified options granted under the Plan may not exceed ten years from the date of grant thereof.  Incentive stock options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years.

To exercise an option, the optionee must pay the full exercise price in cash, by check or such other legal consideration as may be approved by the committee.  Such other consideration may consist of shares of common stock having a fair market value equal to the option price, cashless exercise, a personal recourse note, or in a combination of cash, shares, cashless exercise and a note, subject to approval of the committee.

An option may not be exercised unless the optionee then is an employee, consultant, officer, or director of our company or its subsidiaries, and unless the optionee has remained continuously as an employee, consultant, officer, or director of our company since the date of grant of the option.  If the optionee ceases to be an employee, consultant, officer, or director of our company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, consultant, officer or director of our company.

If the employee is terminated “for cause” (as that term is defined in the Plan), such employee’s options will terminate immediately on the date the optionee ceases employment or association.

If an optionee dies while an employee, consultant, officer or director of our company, or if the optionee’s employment, consultant, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee’s estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

As of December 31, 2009, 395,000 options were outstanding under the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership of our common stock, as of  September 10 , 2010 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group.  We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 10 , 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Before This Offering (2)	After This Offering (3)
Chester L.F. Paulson and Jacqueline M. Paulson (4)	306,000	9.4%	6.4%
Paulson Family LLC (4)	306,000	9.4%	6.4%
Paulson Capital Corp. (4)	306,000	9.4%	6.4%
Paulson Investment Company, Inc. (4)	306,000	9.4%	6.4%
Ulderico Conte (5)	249,250	8.4%	5.6%
Henry R. Cartwright (6)	222,250	7.3%	4.9%
Gregory R. Janson (7)	206,250	6.9%	4.6%
Terry A. Cartwright (8)	173,750	5.8%	3.9%
Dana Cartwright (9)	75,000	2.5%	1.7%
Sam D. Dewar (9)	25,000	*	*
All directors and officers as a group (6 persons)(10)	951,500	29.7%	20.2%

*less than 1%
_____________________
(1)
With the exception of Chester L.F. Paulson and Jacqueline M. Paulson, the address of those listed is c/o Healthy Fast Food, Inc., 1175 American Pacific #C, Henderson, Nevada 89074.  Paulson’s address is 811 SW Naito Parkway, Suite 200, Portland, OR 97204.

(2)	Based on 2,947,836 shares outstanding prior to this offering.

(3)	Based on 4,447,836 shares outstanding after this offering.

(4)
Due to their relationship to certain entities, including Paulson Investment Company, Inc., the representative of the underwriters of this offering ("PICI"), Chester L.F. Paulson and Jacqueline M. Paulson (together, the “Paulsons”) are deemed to be the indirect beneficial owners of warrants to purchase up to 306,000 shares of our common stock (the "IPO Warrants").  The Paulsons control and are the managing partners of the Paulson Family LLC ("PFAM"), which is the controlling shareholder of Paulson Capital Corp. ("PLCC").  As the controlling shareholder of PLCC, PFAM is deemed to be the indirect beneficial owner of any securities held by PLCC.  As the parent of PICI, PLCC is deemed to be the indirect beneficial of any securities held by PICI.  PICI is the direct beneficial owner of the IPO Warrants.

(5)	Includes 25,000 shares held by Mr. Conte’s wife, 31,250 shares issuable upon the exercise of vested options, and 5,000 shares issuable upon the exercise of warrants.

(6)	Includes 106,250 shares issuable upon the exercise of vested options.

(7)	Includes 25,000 shares held by Mr. Janson’s wife and 31,250 shares issuable upon the exercise of vested stock options.

(8)	Includes 60,000 shares held of record by Gold Key Management Corp., 31,250 shares issuable upon the exercise of vested options, and 1,500 shares issuable upon the exercise of warrants.

(9)	Includes 25,000 shares issuable upon the exercise of vested options.

(10)	Includes 250,000 shares issuable upon the exercise of vested options and 6,500 shares issuable upon the exercise of warrants.

Changes in Control

There are no agreements known to management that may result in a change of control of our company.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year, December 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	395,000	$4.40	-0-
Equity compensation plans not approved by security holders	-0-	--	-0-
Total	395,000	$4.40	-0-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founders’ Shares

At the inception of the company in November 2005, a total of 700,000 shares of common stock were sold to Gregory R. Janson, Ulderico Conte, Henry E. Cartwright, Terry A. Cartwright, and adult children of Henry E. Cartwright for total consideration of $1,750 as follows:

Name	Number of Shares
Gregory R. Janson	200,000
Ulderico Conte	200,000
Henry E. Cartwright	75,000
Terry A. Cartwright	75,000
Stan Cartwright	50,000
Dana R. Cartwright	50,000
Stacy L. Heroy	50,000
TOTAL	700,000

Loans by Cartwright and Miller

On October 24, 2006, we issued a promissory note to Henry E. Cartwright, one of our founders, and Ira J. Miller as Trustee of the Miller Family Trust dated July 18, 2000 for a loan of up to $300,000.  The loan was to be funded in tranches, due January 31, 2007 and secured by all of our assets.  The note bore interest at 10% per annum.

Funds were advanced to us under this note as follows:

Date	Lender	Amount
September 21, 2006	Henry E. Cartwright	$75,000
October 13, 2006	Henry E. Cartwright	$25,000
October 31, 2006	Henry E. Cartwright	$50,000
November 14, 2006	Henry E. Cartwright	$50,000
December 1, 2006	Miller Family Trust	$125,000

Proceeds from the advance received from Miller Family Trust were used in part to repay the first advance of $75,000 made by Mr. Cartwright.  At December 31, 2006, we owed each of Mr. Cartwright and Miller Family Trust $125,000 and had accrued interest of $2,216 and $1,027 relating to Mr. Cartwright’s note and the Miller Family Trust note, respectively.  These loans were repaid in March 2007, together with interest of $5,069 in the case of Mr. Cartwright and $4,075 in the case of Miller Family Trust.

Warrants Granted to Miller

On November 20, 2006, we granted Ira Miller warrants to purchase 100,000 shares of our common stock at $2.20 per share in consideration for his services as our chief financial officer.  Mr. Miller served in this position from December 2006 to June 2007.  The warrants expire January 24, 2016 and contain provisions relating to cashless exercise and “piggyback” registration rights.  These warrants were valued at $121,387 using the Black-Scholes option pricing model and this entire amount was expensed as of December 31, 2006.

Office Space and Compensation

Our principal offices are located at 1175 American Pacific, Suite C, Henderson, Nevada 89074.  Prior to July 2010, our offices were located in space leased by a company owned by Terry A. Cartwright, one of our founders.  While we had used this space beginning in 2007, we did not begin paying rent until 2009.  Through December 31, 2009, we paid $17,000.  We were paying Mr. Cartwright $2,000 per month.

We pay Terry A. Cartwright monthly compensation of $5,000 and 5,000 shares of common stock.  Dana Cartwright is paid $4,000 per month.  Both are the adult children of Henry E. Cartwright.  Dixie Cartwright, the wife of Henry E. Cartwright, serves as our corporate secretary and is paid $1,500 per month.  None of these persons has an employment agreement with us.  All are “at will” employees.

Purchase of U-Swirl Frozen Yogurt Concept

On September 30, 2008, we acquired the worldwide rights to the U-Swirl Frozen Yogurt concept in exchange for 100,000 restricted shares of our common stock from a company then known as U-Swirl Yogurt, Inc. (now known as U Create Enterprises), which is owned by the grandchildren and family of Henry E. Cartwright.  The shares were valued at $180,000, based on the fair market value of the stock on the date of acquisition.  U Create Enterprises operates a frozen yogurt café in Henderson, Nevada, as our franchisee.  As part of the terms of the acquisition, we agreed that no franchise fees or royalties would be charged with respect to this location, as it will permit us to use the location as a training facility.  We did not obtain a formal valuation on the use of the Henderson location for training purposes, but we believed that being able to have our initial U-Swirl employees trained there and utilize the past experience of that location with respect to restaurant operation procedures and staffing, inventory and advertising was critical to us at the time .  In addition, we granted U Create Enterprises the right to open additional locations in Henderson, Boulder City and Pahrump, Nevada.  U Create Enterprises will pay an initial franchise fee of $5,000 for each location and a 3% royalty on net sales.  Had we charged royalties for the year ended December 31, 2009, we would have recognized $16,189 for the Henderson, Nevada café.

Area Development Agreement with RMR Group, LLC

On February 15, 2010, we entered into an area development agreement with RMR Group, LLC for the Monmouth County, New Jersey, development area.  American Pacific Investments, Limited, which owns one-third of RMR Group, is a Nevada limited liability company whose members are Ulderico Conte, Terry A. Cartwright, Paul Heroy and Stan Cartwright.  Ulderico Conte and Terry Cartwright are officers of the Company, and Terry Cartwright and Stan Cartwright are the adult children of Henry E. Cartwright.  RMR Group paid a $30,000 development fee, which was derived in accordance with our policy of $15,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number of units for the Monmouth County area was determined to be three.

Paulson Investment Company

Paulson Investment Company, Inc., the representative of the underwriters of this offering, holds warrants to purchase up to 306,000 shares of our common stock, which as of December 31, 2009 constituted 9.9% of the shares outstanding as computed for purposes of the ownership table under "Security Ownership of Certain Beneficial Owners and Management."  The underwriting agreement provides that the representative will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option, and will be granted, for a period of 36 months beginning from the effective date of the registration statement of which this prospectus is part, the right of first refusal to act as lead underwriter for any and all of our future public and private equity and debt offerings that gross up to $20 million, excluding ordinary course of business financings. Also, on completion of this offering, we will issue to the representative warrants to purchase up to 150,000 units at a price per unit equal to 120% of the initial offering price of the units.  The representative’s warrants will be exercisable for units at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date.   We have agreed to sell the units to the underwriters of this offering, including their representative, at an initial offering price of $ _per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 10% underwriting discount.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  As of September 10 , 2010, we had 2,947,836  shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws.  For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Units

                We are registering for sale units, with each unit consisting of one share of common stock and one redeemable Class C warrant.  Each warrant may be exercised to purchase one share of common stock.  The public warrants will be quoted only as part of a unit for 30 days following the date of this prospectus.  After separation of the units, the common stock and public warrants will be quoted as separate securities.

                At the closing of this offering, we will deliver certificates representing the units to the underwriters through the facilities of the Depository Trust Company.  Thereafter, investors may request physical delivery of unit certificates at any time before the public warrants begin being quoted separately from the common stock included in the units.  An investor also may request delivery of separate physical certificates for the public warrants and the common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the public warrants begin being quoted separately from the common stock.  Until the common stock and public warrants begin being quoted separately, investors will be unable to make separate delivery of certificates for the public warrants and common stock comprising a unit and will be unable to settle trades in those securities.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.  We do not have cumulative voting rights in the election of directors.  Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.  Holders of common stock have no preemptive or other subscription of conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Class C Warrants

General.  The Class C warrants may be exercised during the period commencing any time after they become separately quotable until the expiration date, which is [five years from the date of this prospectus].  Each Class C warrant entitles the holder to purchase one share of common stock at an exercise price of $_____ per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class C warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class C warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Redemption.  We will have the right to redeem the Class C warrants a price of $0.05 per warrant, after providing 30 days prior written notice to the Class C warrant holders, at any time after the closing price of our common stock, as reported on the OTC Bulletin Board, equals or exceeds [200% of the public offering price of the units] for five consecutive trading days.  We will send a written notice of redemption by first class mail to holders of the Class C warrants at their last known addresses appearing on the registration records maintained by the transfer agent and by publication of a press release.  No other form of notice or publication will be required.  If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.  The right to exercise the Class C warrants will be forfeited unless it is exercised before the date specified in the notice of redemption.

Exercise.  The holders of the warrants may exercise them only if an appropriate registration statement is then in effect.  To exercise a warrant, the holder must deliver to our transfer agent the warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.  Fractional shares of common stock will not be issued upon exercise of the warrants.

Adjustments in Certain Events.  We will make adjustments to the terms of the warrants if certain events occur.  If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment.  The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted warrant.  We will make equivalent changes in warrants if we effect a reverse stock split.

In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders.  Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.  At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.  No preferred stock is being registered in the registration statement of which this prospectus is part.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.  Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.  Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Class A and B Warrants

Neither the Class A and Class B Warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

Class A Warrants.  The Class A warrants may be exercised until the expiration date, which is March 19, 2013.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.10 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class A warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class A warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

We will have the right to redeem the Class A warrants a price of $0.25 per warrant, after providing 30 days prior written notice to the Class A warrant holders, at any time after the closing price of our common stock, as reported on the OTC Bulletin Board, equals or exceeds $6.12 for five consecutive trading days.  We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the transfer agent.  No other form of notice or publication will be required.  If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Class B Warrants.  The Class B warrants may be exercised until the expiration date, which is March 19, 2013.  Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $10.20 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class B warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class B warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the -money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.  The Class B warrants are not redeemable.

Underwriter’s Warrants

The underwriter of our initial public offering holds warrants to purchase 76,500 units consisting of common stock and warrants which were issued in connection with the offering.  The underwriter’s warrants will be exercisable for units until March 19, 2013.  We have agreed to register the securities underlying the underwriter’s warrants until March 19, 2013.  The common stock and warrants issued to the underwriter upon exercise of these underwriter’s warrants will be freely tradable.  Neither the warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

Warrants to Investor Relations Firm

On February 21, 2008, we issued a warrant to our corporate investor relations firm to purchase 60,000 units (each unit containing one share of common stock, one class A warrant and two Class B warrants) with an exercise price of $6.12 per unit for services relating to our investor relations.  Neither the warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

Other Warrants

In addition to the stock options and warrants described above, we have issued warrants to purchase a total of 150,000 shares of common stock as follows:

Number of Shares Purchasable	Exercise Price	Issuance Date	Expiration Date
100,000	$2.20	November 20, 2006	January 24, 2016
50,000	$7.50	February 22, 2007	February 22, 2012

Neither the warrants nor the common stock issuable upon exercise of the warrants is being registered in the registration statement of which this prospectus is part.

2007 Stock Option Plan

Our 2007 Stock Option Plan currently authorizes the grant of up to 470,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with restricted stock awards, incentive stock option grants and non-qualified stock option grants.  Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plans.  As of December 31, 2009, there were options to purchase 395,000 shares outstanding under our Option Plan.  The exercise of these options could have dilutive effect on our common stock.  Neither the options nor the common stock issuable upon exercise of the options is being registered in the registration statement of which this prospectus is part.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval.  These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult.  These provisions are summarized below.

Special Meetings.  Our Bylaws provide that special meetings of stockholders can be called by the Chairman of the Board, the President, a majority of the Board, or the Secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  The ability to issue preferred stock may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Procedure for Director Nominations and Stockholder Proposals.  Our Bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders.  Notice of a stockholder’s intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	for an election to be held at the annual meeting of stockholders, not later than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

•
for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

Notice of a stockholder’s intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our common stock is Computershare Trust Company, N.A.  Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.

UNDERWRITING

Paulson Investment Company, Inc. is acting as the representative of the underwriters.  We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered.  In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriters	Number of Units

Paulson Investment Company, Inc.

Total	1,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased.  The underwriters are offering the units when, as and if issued to and accepted by them, subject to a number of conditions, including:

•	receipt by the underwriters of an auditor’s letter and officer’s certificate;

•	no stop order suspending the effectiveness of the registration statement in effect and no proceedings for such purpose instituted or threatened;

•	approval of legal matters by counsel for the underwriters, including the validity of the shares; and

•	the underwriters’ right to reject orders in whole or in part.

The representative of the underwriters has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $________ per unit.  The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $_______  per unit.  After completion of the public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 225,000 units on the same terms as the other units being purchased by the underwriters from us.  The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase.  If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $__________, $_________ and $________________, respectively.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering.  However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market.  These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•
Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•
Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering.  To cover the resulting short position, the managing underwriter may exercise the over-allotment option described above or may engage in syndicate covering transactions.  There is no contractual limit on the size of any syndicate covering transaction.  The underwriters will make available a prospectus in connection with any such short sales.  Purchasers of units sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•
Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter.

•
Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice.  The underwriters may carry out these transactions on the OTC Bulletin Board or otherwise.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the units to the underwriters at the initial offering price of $[    ] per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 10% underwriting discount.  The underwriting agreement also provides that Paulson Investment Company, Inc. will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option.  We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.  The underwriting agreement also grants the representative of the underwriters, for a period of 36 months beginning from the effective date of the registration statement of which this prospectus is part, the right of first refusal to act as lead underwriter for any and all of our future public and private equity and debt offerings that gross up to $20 million, including the offerings by any successor to or subsidiary of ours, excluding ordinary course of business financings such as bank lines of credit, accounts receivable and factoring.  Per FINRA Rule 5110(c)(3), this right of first refusal has a compensation value to the underwriters equal to 1% of the gross offering proceeds.

On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 150,000 units at a price of per unit equal to 120% of the initial offering price of the units.  The representative’s warrants will be exercisable for units at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date.  However, in compliance with the lock-up restrictions set forth in FINRA Rule 5110(g)(1), neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

The holder of these warrants will have, in that capacity, no voting, dividend or other stockholder rights.  Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation.  The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part.  During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock.  We may find it more difficult to raise additional equity capital while these warrants are outstanding.  At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Unit	Without Over- Allotment	With Over- Allotment
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$

Warrant Solicitation Fee

We have engaged the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class C warrants.  To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Securities and Exchange Commission, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the effective date of the registration statement of which this prospectus is part if the exercise was solicited by the representative.  No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited his, her or its exercise;

•	the warrants are held in a discretionary account, unless prior specific written approval for the exercise is received from the holder;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Lock-Up Agreements

Our officers and directors have agreed that for a period of 90 days from the date this registration statement becomes effective they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans, intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld.  Paulson Investment Company, Inc. may consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer’s or director’s financial emergency.  We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

The public offering price of the units offered by this prospectus and the exercise price of the public warrants have been determined by negotiation between us and the underwriters.  Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our proposed products;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL MATTERS

Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has passed upon the validity of the securities offered by this prospectus on our behalf.  The underwriters have been represented by Holland & Knight LLP, Portland, Oregon.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by L.L. Bradford & Company, LLC, an independent registered public accounting firm, to the extent set forth in its report, and are set forth in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC.  This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules.  For further information with respect to our securities, and us you should refer to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and accordingly we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect these documents filed with the SEC, as well as a copy of the registration statement and the accompanying exhibits and schedules, without charge at the SEC’s public reference facility, 100 F Street, NE, Washington, D.C. 20549, and you may obtain copies of these documents from this office for a fee.  You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically.  The address of the site is http://www.sec.gov.

You should rely only on the information contained in this prospectus and in any free writing prospectus that states that it has been provided with our approval.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our securities are sold.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.  No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	Unaudited
	June 30, 2010	December 31, 2009
ASSETS

Current assets
Cash	$145,803	$516,925
Accounts receivable	2,871	5,597
Due from U-Create Enterprises	-	1,481
Inventory	69,839	61,658
Prepaid expenses	96,443	77,680
Current assets from discontinued operations	-	8,426
Total current assets	314,956	671,767

Leasehold improvements, property and equipment, net	2,134,773	2,056,346

Other assets
Deposits	46,392	56,762
Deferred offering costs	152,805	70,134
Other asset	55,424	58,475
Other assets from discontinued operations	42,676	85,351
Total other assets	297,297	270,722

Total assets	$2,747,026	$2,998,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$162,208	$203,665
Accounts payable and accrued liabilities from
discontinued operations	114,417	154,953
Current portion of long-term debt	5,143	4,808
Total current liabilities	281,768	363,426

Deferred rent	335,444	355,756
Deferred revenue	190,000	100,000
Long-term capital lease	7,484	10,142
Long-term liabilities from discontinued operations	17,633	53,253

Total liabilities	832,329	882,577

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares
authorized, 2,899,836 and 2,761,336 shares issued and
outstanding at 06/30/10 and 12/31/09, respectively	2,900	2,761
Additional paid-in capital	7,254,131	7,154,117
Compensation payable in stock	16	19
Accumulated deficit	(5,342,350)	(5,040,639)
Total stockholders' equity	1,914,697	2,116,258

Total liabilities and stockholders' equity	$2,747,026	$2,998,835

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Unaudited		Unaudited
	For the three months ended		For the six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
		Restated		Restated
Revenues
Restaurant sales, net of discounts	$838,222	$379,572	$1,388,921	$395,271
Franchise royalties and fees	8,008	-	13,810	-
Total revenues	846,230	379,572	1,402,731	395,271

Restaurant operating costs
Food, beverage and packaging costs	248,266	109,778	415,839	114,958
Labor and related expenses	173,479	92,699	330,906	108,501
Occupancy and related expenses	108,893	51,948	202,905	57,101
Marketing and advertising	8,631	25,327	30,290	31,804
General and administrative	111,664	82,789	242,126	193,389
Officer compensation	138,527	117,757	292,884	244,049
Investor relations fees	15,000	-	30,000	-
Pre-opening costs	904	8,026	9,648	27,829
Depreciation and amortization	75,206	26,217	145,966	31,600
Total costs and expenses	880,570	514,541	1,700,564	809,231
Loss from operations	(34,340)	(134,969)	(297,833)	(413,960)

Interest expense	(591)	(1,877)	(1,090)	(1,240)
Interest income	-	3,018	34	6,023

Loss from continuing operations before income taxes	(34,931)	(133,828)	(298,889)	(409,177)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(34,931)	(133,828)	(298,889)	(409,177)
Discontinued operations:
(Income) expense from operations of discontinued
Fresh and Fast restaurant component	4,112	71,508	2,822	143,439
Income tax benefit	-	-	-	-
Gain (loss) on discontinued operations	(4,112)	(71,508)	(2,822)	(143,439)
Net loss	$(39,043)	$(205,336)	$(301,711)	$(552,616)

Earnings per share - basic
Loss from continuing operations	$(0.01)	$(0.05)	$(0.11)	$(0.16)
Loss from discontinued operations	(0.00)	(0.03)	(0.00)	(0.06)
Net loss per common share - basic and fully diluted	$(0.01)	$(0.08)	$(0.11)	$(0.22)

Weighted average common shares outstanding -
basic and diluted	2,841,347	2,518,350	2,810,283	2,518,350

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Unaudited
	For the six months ended
	June 30, 2010	June 30, 2009
		Restated
Cash flows from operating activities:
Net loss	$(301,711)	$(552,616)
Adjustments to reconcile net (loss) to net
cash (used) by operating activities:
Depreciation and amortization	145,966	31,600
Share-based compensation	99,650	-
Loss on disposal of Fresh and Fast restaurant fixed assets	-	52,707
Changes in operating assets and liabilities:
Accounts receivable	2,726	-
Inventory	(8,181)	(33,736)
Prepaid expenses	(18,763)	(38,485)
Current assets from discontinued operations	8,426	58,574
Other assets from discontinued operations	42,675	66,063
Accounts payable and accrued liabilities	(41,457)	10,257
Accounts payable and accrued liabilities from discontinued operations	(40,536)	(61,392)
Deferred revenue	90,000	15,000
Deferred rent	(20,312)	127,972
Long-term liabilities from discontinued operations	(35,620)	(21,981)
Net cash (used) by operating activities	(77,137)	(346,037)

Cash flows from investing activities:
Tenant improvement allowance receivable	-	(26,675)
Due from U-Create Enterprises	1,481	(1,492)
Deposits	10,370	(58,360)
Purchase of fixed assets	(224,393)	(1,241,189)
Other asset	3,051	-
Net cash (used) by investing activities	(209,491)	(1,327,716)

Cash flows from financing activities:
Deferred offering costs	(82,671)	-
Proceeds from exercise of warrants	500	-
Payments on capital lease obligation	(2,323)	(2,031)
Net cash (used) by financing activities	(84,494)	(2,031)

Net change in cash	(371,122)	(1,675,784)

Cash, beginning of period	516,925	3,335,740

Cash, end of period	$145,803	$1,659,956

Supplemental disclosure of cash flow information:
Interest paid	$1,090	$1,240
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)
1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports. This quarterly report should be read in conjunction with the financial statements included in the Company’s annual statement on Form 10-K filed on March 31, 2010 with the U.S. Securities and Exchange Commission (“SEC”) for the year ended December 31, 2009.

Healthy Fast Food, Inc. (the “Company”) was incorporated in the state of Nevada on November 14, 2005.

U-Swirl Concept - In September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc.  U-SWIRL allows guests a broad choice in frozen yogurt by providing 16 non-fat flavors, including tart, traditional and no sugar-added options and more than 40 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.  As of June 30, 2010, U-Swirl International, Inc. owned and operated six U-Swirl Yogurt restaurants, sold one franchise, and sold five franchise area developer agreements.

Discontinued Operations - Fresh and Fast (formerly EVOS) Concept - For purposes of determining discontinued operations, the Company has determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its concept base and closes non-performing concepts. The Company evaluates the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

The Company owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” Concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, the Company notified EVOS USA, Inc. of its intent to terminate the franchise and area development agreements.  Effective July 1, 2009, the Company ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” Concept.  Effective August 1, 2009, the Company determined to cease conducting business under the “Fresh and Fast” Concept altogether in order to focus on its U-Swirl Yogurt Concept, and has accordingly accounted for the “Fresh and Fast” Concept divestiture as “discontinued operations” (see Note 5 below).

Subsequent Events - The Company has evaluated subsequent events through August 16, 2010, the date it filed its report on Form 10-Q for the quarter ended June 30, 2010 with the SEC.

Reclassifications - Certain prior period amounts have been reclassified to conform with current year presentation.

Revenue Recognition Policy - Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  The Company reduces revenue by sales returns and sales discounts.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)
Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the signing and acceptance of the franchise agreement and franchise fee by both parties.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.

Costs and expenses are recognized during the period in which they are incurred.

New Pronouncements - In April 2010, the FASB issued updated guidance that sets forth the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate for research and development arrangements. Specifically, consideration that is contingent upon the completion of a milestone may be recognized in its entirety as revenue in the period that milestone has been achieved if the milestone, in its entirety, meets all of the criteria to be considered substantive at the inception of an arrangement. This guidance is effective prospectively for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010 and applies to research or development deliverables under which the performance obligation is satisfied over a period of time and a portion, or all, of the consideration is contingent upon uncertain future events or circumstances. A reporting entity’s decision to use the milestone method of revenue recognition is a policy election. Since we do not currently have contracts that would qualify for the election of the milestone method, the adoption of this guidance will not have a material effect on our consolidated financial statements.

2.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $301,711 for the six months ended June 30, 2010, and has accumulated net losses totaling $5,342,350 since inception.

The Company has been developing company-owned stores, as well as a franchise network through the sale of franchises and establishment of area representative agreements.  It has relied on fund raising and the sales of new franchises to augment the cash flow it receives from operating its company-owned stores.  The economic conditions of 2009 resulted in lower-than-expected sales of new franchises, which have resulted in a significant decrease in its cash position.  The Company has halted its company-owned store development plan in order to conserve cash.

The Company’s ability to fund its operations will depend on the length of time of the current economic downturn, its future performance, and its ability to successfully implement its business and growth strategies.  In the event that it needs additional capital and is unable to obtain it, the Company could be left without sufficient liquidity.  The Company will continually monitor its operating and overhead expenses and reduce those expenses to match the revenue flow.  Management is considering raising money during the year ended December 31, 2010 to meet any shortfalls from operations.  However, realization of a return on investment on company-owned stores, a significant portion of the assets in the accompanying balance sheet, is dependent on Company management’s ability to reach consistent and sustainable profitability.  The Company is also dependent on management’s ability to increase sales of new franchises and/or their ability to raise additional capital through a placement of its securities.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

3.           CASH

Concentration of Credit Risk for Cash Held at Banks - The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  No amounts were in excess of the federally insured program.

4.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
Café equipment	$907,392	$706,588
Signage	101,880	74,712
Furniture and fixtures	124,967	103,317
Computer equipment	102,799	86,840
Vehicles	23,937	23,937
Leasehold improvements	1,159,824	989,390
Construction in process	-	211,622
	2,420,799	2,196,406
Less: accumulated depreciation	(286,026)	(140,060)
Leasehold improvements, property and equipment, net	$2,134,773	$2,056,346

Depreciation and amortization expense for the six months ended June 30, 2010 and 2009 totaled $145,966 and $31,600 (restated), respectively.

5.           DISCONTINUED OPERATIONS – FRESH AND FAST (FORMERLY EVOS) CONCEPT

During August 2009, the Company closed its two Fresh and Fast (formerly EVOS) restaurants.  As a result of the closures, activities of the Fresh and Fast concept have been accounted for as discontinued operations.  These results are presented as net amounts in the Consolidated Statements of Operations, with prior periods restated to conform to the current presentation.  Selected operating results for these discontinued operations are presented in the following table for the six months ended June 30, 2010 and 2009:

	2010	2009 (Restated)
Revenues	$-	$438,608
Costs and expenses	2,822	(582,047)
Net income (loss)	$(2,822)	$(143,439)

Net assets and liabilities of the Fresh and Fast concept operations, which are presented as separately stated amounts in the Consolidated Balance Sheets at June 30, 2010 and December 31, 2009, were as follows:

	June 30, 2010	December 31, 2009
Assets	$42,676	$93,777
Liabilities	132,050	208,206
Net liabilities	$(89,374)	$(114,429)

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

Abandoned Facilities Lease Commitments - As of June 30 2010, the Company continued to be liable for the lease of one abandoned restaurant for a period of eleven months.  Included in Liabilities from Discontinued Operations for the period ended June 30, 2010 is the present value of discounted future rent commitments for the abandoned leased stores totaling $102,345.

EVOS Severance Agreement - As of June 30, 2010, the Company was under continued negotiations to sever its franchisee relationship with EVOS USA, Inc.  A formal severance agreement has yet to be accepted by both parties.   The Company continues to record royalty fee payable as of June 30, 2010, until such time as both parties have accepted a formal agreement which officially terminates the franchise and area development agreements.

6.   DEFERRED OFFERING COSTS

Deferred offering costs consisting of legal, underwriting and filing fees relating to the public offering have been capitalized.  The deferred offering costs will be offset against offering proceeds in the event the offering is successful.  In the event the offering is unsuccessful or is abandoned, the deferred offering costs will be expensed.

The deferred offering costs have been reclassified as a separate line item on the balance sheet.  As of June 30, 2010 and December 31, 2009, the Company had $152,805 and $70,134 in deferred offering costs, respectively.

7.           ROYALTY INCOME AND DEFERRED REVENUE

The Company recognized $13,810 and $-0- (restated) in royalty income for the six months ended June 30, 2010 and 2009, respectively.

The Company deferred area representative agreement fee income of $190,000 and $100,000 as of June 30, 2010 and December 31, 2009, respectively.  Per the terms of the agreements, the Company will recognize franchise fee revenue upon the opening of each restaurant within the respective territories.

8.	INTEREST INCOME AND EXPENSE

Interest income for the six months ended June 30, 2010 and 2009 totaled $34 and $6,023 (restated), respectively.

Interest expense for the six months ended June 30, 2010 and 2009 totaled $1,090 and $1,240 (restated), respectively.

9.	STOCKHOLDERS’ EQUITY

On May 3, 2010, a warrant-holder exercised 25,000 warrants at $0.02 per warrant into 25,000 shares of the Company’s $0.001 par value common stock (restricted).

During the six months ended June 30, 2010, the Company granted 81,000 shares of its $0.001 par value common stock to officers and a director as share-based compensation.  The fair market value of the shares on the dates of grant totaled $72,650.  11,000 shares were recorded as stock payable as of June 30, 2010 because they had not been issued as of that date.

During the six months ended June 30, 2010, the Company granted 30,000 shares of its $0.001 par value common stock to its public relations firm as share-based compensation.  The fair market value of the shares on the dates of grant totaled $27,000.  5,000 shares were recorded as stock payable as of June 30, 2010, because they had not been issued as of that date.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

10.           RELATED PARTY TRANSACTIONS

The Company paid $10,000 and $5,000 in rent for office space and inventory storage for the six months ended June 30, 2010 and 2009, respectively, to a company which is wholly owned by the Company’s officers/shareholders.

The Company was owed $-0- and $1,481 as of June 30, 2010 and December 31, 2009, respectively, from U-Create Enterprises, a company which is a U-Swirl franchisee and is owned and operated by the grandchildren of the Company’s Chief Executive Officer.  The corporate secretary/treasurer of U-Create Enterprises is also the Company’s corporate secretary.

The Company paid $24,000 in rent to a real estate holding company held jointly by the Company’s former Chief Financial Officer and his spouse as compensation for the six months ended June 30, 2009 pursuant to the Company’s employment agreement with the former officer.

11.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for six months ended June 30, 2010 and 2009:

	2010	2009 (Restated)
Rent	$150,301	$42,381
Real estate taxes, insurance and CAM fees	21,612	5,391
Utilities	30,992	9,329
Occupancy and related expenses	$202,905	$57,101

12.           COMMITMENTS AND CONTINGENCIES

In December 2009, the Company signed a letter of intent with an underwriter to provide underwriting services in conjunction with a proposed public offering of the Company’s common stock.

13.           SUBSEQUENT EVENTS

We evaluated all of our activity and concluded that no subsequent events have occurred that would require recognition in our financial statements or disclosed in the notes to our financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Healthy Fast Food, Inc.
Henderson, Nevada

We have audited the accompanying consolidated balance sheets of Healthy Fast Food, Inc. (“the Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthy Fast Food, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s current liabilities exceed current assets and has incurred recurring losses, all of which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
March 31, 2010
Las Vegas, Nevada

HEALTHY FAST FOOD, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2009	December 31, 2008
ASSETS
		(RESTATED)
Current assets
Cash and cash equivalents	$516,925	$3,335,740
Accounts receivable	5,597	-
Accounts receivable from U-Create	1,481	-
Inventory	61,658	15,100
Prepaid expenses	77,680	23,495
Current assets from discontinued operations	8,426	100,113
Total current assets	671,767	3,474,448

Leasehold improvements, property and equipment, net	2,056,346	64,586
Leasehold improvements, property and equipment from
discontinued operations, net	-	814,849

Other assets
Deposits	56,762	5,400
Deferred offering costs	70,134	-
Other assets	58,475	-
Other assets from discontinued operations	85,351	159,839
Total other assets	270,722	165,239

Total assets	$2,998,835	$4,519,122

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$203,665	$62,781
Accounts payable and accrued liabilities from discontinued
operations	154,953	110,202
Current portion of long-term debt	4,808	4,203
Total current liabilities	363,426	177,186

Deferred rent	355,756	20,059
Deferred revenue	100,000	-
Long-term capital lease	10,142	14,951
Long-term liabilities from discontinued operations	53,253	187,423

Total liabilities	882,577	399,619

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized,
2,761,336 and 2,518,350 shares issued and outstanding
at December 31, 2009 and 2008, respectively	2,761	2,518
Additional paid-in capital	7,154,117	6,794,179
Stock subscriptions receivable	-	(150)
Compensation payable in stock	19	-
Deficit	(5,040,639)	(2,677,044)
Total stockholders' equity	2,116,258	4,119,503

Total liabilities and stockholders' equity	$2,998,835	$4,519,122

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2009	December 31, 2008
		(RESTATED)
Revenues
Café sales, net of discounts	$1,322,663	$-
Franchise royalties and fees	18,731	-
Total revenues	1,341,394	-

Café operating costs
Food, beverage and packaging costs	398,699	-
Labor and related expenses	361,448	-
Occupancy and related expenses	261,298	20,059
Marketing and advertising	129,302	41,127
General and administrative	591,293	530,908
Officer compensation	594,038	318,805
Investor relations fees	-	184,740
Intellectual property acquired from related parties	-	180,000
Pre-opening costs	17,025	-
Depreciation and amortization	133,558	2,864
Total costs and expenses	2,486,661	1,278,503
Loss from operations	(1,145,267)	(1,278,503)

Interest expense	(2,347)	(220)
Interest income	7,691	53,987

Loss from continuing operations before income taxes	(1,139,923)	(1,224,736)
Provision for income taxes	-	-
Income from continuing operations	(1,139,923)	(1,224,736)
Discontinued operations:
Loss from operations of discontinued Fresh and Fast
restaurant component (including loss on disposal
of $1,119,451)	1,223,672	378,430
Income tax benefit	-	-
Loss on discontinued operations	(1,223,672)	(378,430)
Net loss	$(2,363,595)	$(1,603,166)

Earnings per share - basic
Loss from continuing operations	$(0.45)	$(0.56)
Loss from discontinued operations	(0.48)	(0.17)
Net loss per common share - basic and fully diluted	$(0.93)	$(0.73)

Weighted average common shares outstanding -
basic and diluted	2,536,995	2,186,110

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Stock			Total
	Common Stock		Stock Payable		Subscription	Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Receivable	Paid-in Capital	Deficit	Equity
Balance, December 31, 2007	1,418,350	$1,418	-	$-	$(150)	$2,511,097	$(1,073,878)	$1,438,487

Issuance of stock pursuant to unit offering
$5.10 per unit, net of underwriting fees of $510,000
and offering costs of $587,160	1,000,000	1,000			-	1,655,949	-	1,656,949
-Fair market value of 1,000,000 A warrants	-	-			-	1,119,628	-	1,119,628
-Fair market value of 2,000,000 B warrants	-	-			-	1,226,263	-	1,226,263

Fair value of share-based compensation	-	-			-	101,342	-	101,342

100,000 shares issued for U-Swirl intellectual property at $1.80/share	100,000	100			-	179,900	-	180,000

Net loss	-	-			-	-	(1,603,166)	(1,603,166)

Balance, December 31, 2008	2,518,350	2,518	-	-	(150)	6,794,179	(2,677,044)	4,119,503

Issuance of stock pursuant to unit offering
$1.25 per share, net of $3,916 offering costs
paid in cash	141,000	141	-	-	-	172,193	-	172,334

Fair value of share-based lease termination
agreement	21,244	21	-	-	-	26,534	-	26,555

Fair value of share-based officer and director
compensation	73,000	73	13,500	14	-	142,213	-	142,300

Fair value of share-based compensation	7,742	8	5,000	5	-	19,148	-	19,161

Write-off stock subscription receivable	-	-	-	-	150	(150)	-	-

Net loss	-	-	-	-	-	-	(2,363,595)	(2,363,595)

Balance, December 31, 2009	2,761,336	$2,761	18,500	$19	$-	$7,154,117	$(5,040,639)	$2,116,258

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2009	December 31, 2008
		(RESTATED)
Cash flows from operating activities:
Net loss	$(2,363,595)	$(1,603,166)
Adjustments to reconcile net loss to net
cash (used) by operating activities:
Depreciation and amortization	133,558	2,864
Amortization of franchise fees	-	-
Share-based compensation	161,461	101,342
Share-based lease termination agreement	26,555	-
Shares issued to acquire U-Swirl intellectual property	-	180,000
Loss on disposal of Fresh and Fast restaurant fixed assets	814,849	-
Changes in operating assets and liabilities:
Current assets from discontinued operations	91,687	(47,570)
Accounts receivable	(5,597)	-
Interest receivable	-	(88)
Inventory	(46,558)	(2,960)
Prepaid expenses	(54,185)	(6,653)
Other assets from discontinued operations	74,488	136,200
Accounts payable and accrued liabilities	140,884	6,086
Accrued interest - related parties	-	(1,844)
Accounts payable and accrued liabilities from discontinued operations	(89,419)	32,415
Deferred revenue	100,000	-
Deferred rent	335,697	(16,462)
Net cash (used) by operating activities	(680,175)	(1,219,836)

Cash flows from investing activities:
Due from U-Create Enterprises	(1,481)	-
Deposits	(51,362)	-
Other assets	(58,475)	-
Prepaid franchise fees	-	(140,000)
Purchase of fixed assets	(2,125,318)	(239,014)
Net cash (used) by investing activities	(2,236,636)	(379,014)

Cash flows from financing activities:
Net proceeds from issuance of common stock	172,334	4,002,840
Deferred offering costs	(70,134)	332,415
Payments on capital lease obligation	(4,204)	(4,783)
Net cash provided by financing activities	97,996	4,330,472

Net change in cash	(2,818,815)	2,731,622

Cash, beginning of period	3,335,740	604,118

Cash, end of period	$516,925	$3,335,740

Supplemental disclosure of cash flow information:
Interest paid	$2,347	$3,394
Taxes paid	$-	$-
Capital lease obligations for property and equipment	$-	$23,937
Number of shares issued for intellectual property	-	100,000
Value of shares issued for intellectual property	$-	$180,000

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Healthy Fast Food, Inc. (the “Company”) was incorporated in the state of Nevada on November 14, 2005.

U-Swirl Concept– On September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc.  U-SWIRL allows guests a broad choice in frozen yogurt by providing 16 non-fat flavors, including tart, traditional and no sugar-added options and more than 40 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.  As of December 31, 2009, U-Swirl International, Inc. owned and operated five U-Swirl Yogurt restaurants, sold one franchise, and sold one franchise area developer agreement.

Increase in authorized capital; reverse stock split– As of June 29, 2007, the Company increased its authorized capital to 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  In connection with this action, the Company amended and restated its articles of incorporation.  On June 30, 2007, the Company conducted a reverse split of its outstanding common stock on a 1-for-2 basis.  The accompanying financial statements and these notes have been retroactively restated to reflect the effect of the reverse stock split.

Discontinued Operations - Fresh and Fast (formerly EVOS) Concept– For purposes of determining discontinued operations, the Company has determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its concept base and closes non-performing concepts. The Company evaluates the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

The Company owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” Concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, the Company notified EVOS USA, Inc. of its intent to terminate the franchise and area development agreements.  Effective July 1, 2009, the Company ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” Concept.  Effective August 1, 2009, the Company determined to cease conducting business under the “Fresh and Fast” Concept altogether in order to focus on its U-Swirl Yogurt Concept, and has accordingly accounted for the “Fresh and Fast” Concept divestiture as “discontinued operations” (see Note 3 below).

Subsequent Events– The Company has evaluated subsequent events through March 31, 2010, the date it filed its report on Form 10-K for the year ended December 31, 2010 with the SEC.

Use of estimates– The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Segment Reporting– The Company provides segment reporting in accordance with FASB ASC 280, “Disclosures about Segments of an Enterprise and Related Information”, which establishes annual and interim reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographic areas and major customers. The Company’s chief operating decision maker regularly reviews its operating results on a consolidated basis in deciding how to allocate resources and in assessing its operating performance.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Cash and cash equivalents– The Company considers all investments with an original maturity of three months or less to be a cash equivalent.  The Company’s cash in bank and short-term investments, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts and, accordingly, the Company believes it is not exposed to any significant credit risk on cash and short-term investments.

Inventories– Inventories consisting of food, beverages, and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to Cost of Sales during the period spoilage is incurred.  The Company has no minimum purchase commitments with its vendors.  As of December 31, 2009 and 2008, inventories consisted of the following: food and beverages $23,280 and $-0- (restated), non-foods $38,378 and $15,100 (restated), respectively.  The Company did not incur significant charges to Cost of Sales for spoilage during fiscal 2009 or 2008.

Leasehold improvements, property and equipment– Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in ”Gain or Loss from Operations”.

The estimated useful lives are:

Leasehold improvements and buildings	5-20 years
Furniture and fixtures	3-10 years
Equipment	3-7 years

U-Swirl cafés currently under development are accounted for as construction-in-process. Construction-in-process is recorded at acquisition cost, including leasehold improvements, equipment expenditures, professional fees and interest expenses capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-process is transferred to an appropriate asset. Construction in process is valued at the lower of cost or market. Management evaluates the market value of its cafés on a periodic basis for impairment. As of December 31, 2009 and 2008, construction in process totaled $211,622 and $-0-, respectively.

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment.  The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Long-lived assets– Long-lived assets are evaluated when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets.  When any such impairment exists, the related assets will be written down to fair value.

Deferred offering costs– The Company capitalizes certain costs associated with the offering of its stock and adjusts the deferred cost to offset offering proceeds upon closing of the offering or expenses the costs upon abandonment of the offering.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Accounting Policy for Ownership Interests in Investees – The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiary corporation, after elimination of all material intercompany accounts, transactions, and profits. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Nonmarketable investments in which the Company has less than 20% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

Deposits– As of December 31, 2009 and 2008, deposits consist of security deposits for multiple locations totaling $56,762 and $5,400 (restated).  All deposits are carried at the lower of fair value or cost.

Goodwill and intangible assets– The Company has adopted FASB ASC 350, “Goodwill and Other Intangible Assets”.  According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Fair value for intangible assets is based on discounted cash flows.  Under ASC 350, the carrying value of such assets is calculated at the lowest level for which there are identifiable cash flows.

ASC 350 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment.  If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the intangible asset within the reporting unit is less than its carrying value.

Insurance liability– The Company maintains various insurance policies for workers’ compensation, employee health, officer and director, general liability, and property damage.  Pursuant to these policies, the Company is responsible for losses up to certain limits and is required to estimate a liability that represents the ultimate exposure for aggregate losses below those limits.  No liability exists as of December 31, 2009, but in the event a liability is incurred, the amount will be based on management’s estimates of the ultimate costs to be incurred to settle known claims and claims not reported as of the balance sheet date.  Any future estimated liability may not be discounted and may be based on a number of assumptions and factors, including historical trends, actuarial assumptions, and economic conditions.  If actual trends differ from the estimates, future financial results could be impacted.

Rent– Rent expense for the Company’s lease, which provides for escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term.  The lease term began when the Company had the right to control the use of the property, which was before rent payments were actually due under the lease.  The difference between the rent expense and the actual amount payable under the terms of the lease is recorded as deferred rent in the financial statements pursuant to the FASB ASC 840 “Accounting for Rental Costs Incurred During the Construction Period”.  Rent totaling $12,470 and $22,439 was expensed and included as pre-opening costs during the years ended December 31, 2009 and 2008, respectively.

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under generally accepted accounting principles in the United States of America (“GAAP”).  Management has determined that the appropriate interpretation of FASB ASC 840-20-25, “Issues Relating to Accounting for Leases,” requires these allowances to be recorded as a leasehold improvement asset and deferred rent liability on the Balance Sheet and as both an investing activity (addition to property and equipment) and a component of operating activities on the Statements of Cash Flows.  For the years ended December 31, 2009 and 2008, the Company recorded additional leasehold improvements as they relate to leasing build-out incentives of $-0- and $-0-, respectively, and deferred rent of $355,756 and $20,059 (restated), respectively, in its Balance Sheet to reflect the unamortized portion of tenant improvement allowances and deferred rent liabilities for the existing leases.  The Company’s Statements of Cash Flows reflect cash reimbursements received for tenant improvement allowances during the periods presented as additions to property and equipment and an increase in operating activities.  As of December 31, 2009

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

and 2008, the Company has unamortized tenant improvement allowances of $251,423 and $91,673, respectively, and deferred rent liability balances of $355,756 and $20,059 (restated), respectively.

Advertising Expense– The Company recognizes advertising expense as incurred.  The Company recognized advertising expense totaling $129,302 and $41,127 (restated) for the years ended December 31, 2009 and 2008, respectively.

Income taxes– The Company accounts for its income taxes in accordance with FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 and 2008 are as follows:

Deferred tax assets:	2009	2008
Net operating loss	$2,363,595	$1,603,177
Stock, options and warrants issued for services and financing costs	(206,516)	(101,342)
	2,157,079	1,501,825
Income tax rate	34%	34%
	733,407	510,621
Less valuation allowance	(733,407)	(510,621)
	$-	$-

Through December 31, 2009, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  During the year ended December 31, 2009, the Company determined that it was more likely than not that it would not realize its deferred tax assets and a valuation allowance was recorded.  At December 31, 2009, the Company had approximately $4,512,079 of federal and state net operating losses.  The net operating loss carryforwards, if not utilized will begin to expire in 2024.

Reconciliations of the U.S. federal statutory rate to the actual tax rate follows for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
U.S. federal statutory income tax rate	34.0%	34.0%
State tax - net of federal benefit	0.0%	0.0%
	34.0%	34.0%
Increase in valuation allowance	(34.0%)	(34.0%)
Effective tax rate	0.0%	0.0%

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Fair value of financial instruments– FASB ASC 825, “Disclosure About Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments.  As of December 31, 2009 and 2008 the carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature of such financial instruments.

Restaurant pre-opening costs– Pre-opening costs, including wages, benefits and travel for the training and opening teams, food and other restaurant operating costs, are expensed as incurred prior to the opening of a restaurant.  During the years ended December 31, 2009 and 2008, these costs include $12,470 and $-0- (restated), respectively, of rent paid since the adoption of the FASB ASC 840 “Accounting for Rental Costs Incurred During a Construction Period,” in January 2006.

Expenses of offering– The Company accounts for specific incremental costs directly to a proposed or actual offering of securities as a direct charge against the gross proceeds of the offering.  During the years ended December 31, 2009 and 2008, the Company incurred cash offering related costs of $3,916 and $587,160, respectively.

Share-based compensation– In December 2004, the FASB issued FASB ASC 718, “Share-Based Payment”, which requires all share-based payments to employees, including grants of Company stock options to Company employees, as well as other equity-based compensation arrangements, to be recognized in the financial statements based on the grant date fair value of the awards.  Compensation expense is generally recognized over the vesting period.  During fiscal 2009 and 2008, the Company recognized share-based compensation expense totaling $188,016 and $101,342, respectively.  See Note 9 for further discussion.

Comprehensive income (loss)– The Company has no components of other comprehensive income.  Accordingly, net loss equals comprehensive loss for all periods.

Earnings (loss) per share– Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities.  Basic earnings (loss) per share is computed using the weighted-average number of outstanding common stock during the applicable period.  Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive.  For the years ended December 31, 2009 and 2008, the Company had 705,000 common stock equivalent shares, respectively, which were considered antidilutive and excluded from the earnings (loss) per share calculations.

Concentration of risk– The Company’s operations and future business model are dependent in a large part on U-Swirl International, Inc.’s ability to execute its company-owned store and franchising business model.  U-Swirl International, Inc.’s inability to meet its obligations as company-owned store operator and franchisor may have a material adverse effect on the Company’s financial condition.

Geographic concentration– As of December 31, 2009, all of the Company’s restaurant sales are derived from its restaurants located in Southern Nevada, which may be impacted in the event of a decline in the local economy.

Franchisee concentration– As of December 31, 2009, all of the Company’s franchise royalties are derived from one franchisee, which may be impacted in the event of the franchisee’s inability to conduct a profitable business.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Revenue Recognition Policy– Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  The Company reduces revenue by sales returns and sales discounts.

Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the signing and acceptance of the franchise agreement and franchise fee by both parties.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  The Company recorded U-Swirl franchise fee revenue of $15,000 and $0 during the years ended December 31, 2009 and 2008, respectively.

Costs and expenses are recognized during the period in which they are incurred.

New Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires entities to disclose separately the amount and reasons behind significant transfers in and out of Levels 1 and 2, disclose the fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used to measure both recurring and nonrecurring activities under Levels 2 and 3.  The new disclosure requirements are effective for interim and annual reporting periods beginning after December 15, 2009.  The ASU also requires that reconciliations for fair value measurements using significant unobservable inputs (Level 3) should separately present significant information on a gross basis. This Level 3 disclosure requirement is effective for fiscal years beginning after December 14, 2010.  The adoption of the provisions of ASU 2010-06 is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” which updates FASB ASC 820-10. The update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:
•	A valuation technique that uses a) the quoted price of an identical liability when traded as an asset, or b) quoted prices for similar liabilities or similar liabilities when traded as assets.

•
Another valuation technique that is consistent with the principles of FASB ASC 820, examples include an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

This standard is effective for financial statements issued for interim and annual periods beginning after August 2009. ASC 820 does not have an impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued ASC 105, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. FASB ASC 105 establishes a single source of authoritative, nongovernmental U.S. GAAP, except for rules and interpretive releases of the SEC. The effective date of ASC 105 is for interim and annual reporting periods ending after September 15, 2009. ASC 105 does not have an impact on the Company’s financial position or results of operations as it does not change authoritative guidance.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

In May 2009, the FASB issued ASC 855, Subsequent Events. FASB ASC 855 provides guidance on the disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The date through which any subsequent events have been evaluated and the basis for that date must be disclosed. FASB ASC 855 requires that the Company disclose the analysis of subsequent events through the date that its Financial Statements are issued. FASB ASC 855 also defines the circumstances under which an entity should recognize such events or transactions and the related disclosures of such events or transactions that occur after the balance sheet date. The effective date of FASB ASC 855 is the Company’s interim or annual financial periods ending after September 15, 2009.

In April 2009, the FASB issued ASC 825-10-65, Interim Disclosures about Fair Value of Financial Instruments, which expands the fair value disclosures for all financial instruments within the scope of FASB ASC 825-10-50 to interim reporting periods. The Company has adopted FASB ASC 825-10-65, and it is effective for interim reporting periods ending after June 15, 2009. ASC 825-10-65 does not have an impact on the Company’s financial position or results of operations as it focuses on additional disclosures.

In April 2009, the FASB issued ASC 820-10-65-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FASB ASC 820-10-65-4 is an amendment of FASB ASC 820-10, Fair Value Measurements. FASB ASC 820-10-65-4 applies to all assets and liabilities and provides guidance on measuring fair value when the volume and level of activity has significantly decreased and guidance on identifying transactions that are not orderly. FASB ASC 820-10-65-4 requires interim and annual disclosures of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, which occurred during the period. The Company has adopted FASB ASC 820-10-65-4, which is effective for interim and annual reporting periods ending after June 15, 2009. ASC 820-10-65-4 does not have a material impact on the Company’s financial position or results of operations.

2.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $2,363,595 for the year ended December 31, 2009, and has accumulated net losses totaling $5,040,639 since inception.

The Company has been developing company-owned stores, as well as a franchise network through the sale of franchises and establishment of area representative agreements.  It has relied on fund raising and the sales of new franchises to augment the cash flow it receives from operating its company-owned stores.  The economic conditions of 2009 resulted in lower-than-expected sales of new franchises, which has resulted in a significant decrease in its cash position.  The Company has halted its company-owned store development plan in order to conserve cash.

The Company’s ability to fund its operations will depend on the length of time of the current economic downturn, its future performance, and its ability to successfully implement its business and growth strategies.  In the event that it needs additional capital and is unable to obtain it, the Company could be left without sufficient liquidity.  The Company will continually monitor its operating and overhead expenses and reduce those expenses to match the revenue flow.  Management is considering raising money during the year ended December 31, 2010 to meet any shortfalls from operations.  However, realization of a return on investment on company-owned stores, a significant portion of the assets in the accompanying balance sheet, is dependent on Company management’s ability to reach consistent and sustainable profitability.  The Company is also dependent on management’s ability to increase sales of new franchises and/or their ability to raise additional capital through a placement of its securities.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

3.           DISCONTINUED OPERATIONS – FRESH AND FAST (FORMERLY EVOS) CONCEPT

During August 2009, the Company closed its two Fresh and Fast (formerly EVOS) restaurants.  As a result of the closures, activities of the Fresh and Fast concept have been accounted for as discontinued operations.  These results are presented as net amounts in the Consolidated Statements of Operations, with prior periods restated to conform to the current presentation.  Selected operating results for these discontinued operations are presented in the following table for the years ended December 31, 2009 and 2008:

	2009	2008
Revenues	$530,388	$665,458
Costs and expenses	(634,609)	(1,043,888)
Loss on disposal of fixed assets	(1,119,451)	-
Net loss	$(1,223,672)	$(378,430)

Net assets and liabilities of the Fresh and Fast concept operations, which are presented as separately stated amounts in the Consolidated Balance Sheets at December 31, 2009 and 2008, were as follows:
	2009	2008
Assets	$93,777	$1,074,801
Liabilities	(208,206)	(297,625)
Net assets (liabilities)	$(114,429)	$777,176

Abandoned Facilities Lease Commitments
As of December 31, 2009, the Company continues to be liable for the lease of one abandoned restaurant for a period of 17 months.  Included in Liabilities from Discontinued Operations for the year ending December 31, 2009 is the present value of discounted future rent commitments for the abandoned leased stores totaling $148,683.

EVOS Severance Agreement
As of December 31, 2009, the Company was under continued negotiations to sever its franchisee relationship with EVOS USA, Inc.  A formal severance agreement has yet to be accepted by both parties.   The Company continues to record royalty fee payable as of December 31, 2009, until such time as both parties have accepted a formal agreement which officially terminates the franchise and area development agreements.

4.           CASH AND CASH EQUIVALENTS

Concentration of Credit Risk for Cash Held at Banks
The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  Some amounts were in excess of the federally insured program, however, management does not consider these amounts to pose a significant credit risk to the Company.

During the third quarter ended September 30, 2008, the Company invested $3,000,000 in 13-week maturity US Government Treasury Bills.  The T-Bills matured and were redeemed in full on January 9, 2009.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

5.           FRANCHISE FEE AND ROYALTY INCOME AND DEFERRED REVENUE

The Company recognized $15,000 and $-0- in franchise fee income and $3,731 and $-0- (restated) in royalty income for the years ended December 31, 2009 and 2008, respectively.

The Company deferred area representative agreement fee income of $100,000 as of December 31, 2009.  Per the terms of the agreement, the Company will recognize $15,000 in franchise fee revenue upon opening of the first restaurant within the representative’s territory, and $5,000 in franchise fee revenue upon the opening of each subsequent restaurant within the representative’s territory.

6.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following as of December 31, 2009 and 2008:

	2009	2008 (restated)
Café equipment	$706,588	$-
Signage	74,712	32,219
Furniture and fixtures	103,317	-
Computer equipment	86,840	4,076
Vehicles	23,937	-
Leasehold improvements	989,390	29,433
Construction in process	211,622	-
	2,196,406	65,728
Less: accumulated depreciation	(140,060)	(1,142)
Leasehold improvements, property and equipment, net	$2,056,346	$64,586

Depreciation and amortization expense for the years ended December 31, 2009 and 2008 totaled $133,558 and $2,864 (restated), respectively.

7.           CAPITAL LEASE

The Company leases its vehicle under an agreement that is classified as a capital lease. The cost of equipment under capital leases is included in the Balance Sheet as leasehold improvements, property, and equipment and was $23,937 and $-0- (restated) at December 31, 2009, and 2008, respectively. Accumulated amortization of the leased equipment at December 31, 2009, and 2008, was approximately $11,447 and $4,200, respectively. Amortization of assets under capital leases is included in depreciation expense.

The future minimum lease payments required under the capital lease as of December 31, 2009, are as follows:

Year Ending December 31,	Amount
2010	$6,542
2011	6,070
2012	2,338
Total minimum lease payments	14,950
Less: Current maturities of capital lease obligations	(4,808)
Long-term capital lease obligations	$10,142

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

8.	INTEREST INCOME AND EXPENSE

Interest income for the years ended December 31, 2009 and 2008 totaled $7,691 and $53,987, respectively.

Interest expense for the years ended December 31, 2009 and 2008 totaled $2,347 and $220 (restated), respectively.

9.	STOCKHOLDERS’ EQUITY

These financial statements and related footnotes have been retroactively restated to reflect the effect of the reverse stock split which was effected on June 30, 2007.

The amended and restated articles of incorporation authorize a total of 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  Common stock holders have all the rights and obligations that normally pertain to stockholders of Nevada corporations.  As of December 31, 2009, the Company had 2,761,336 shares of common stock issued and outstanding.  The Company has not issued any shares of preferred stock.

Initial Public Offering
On March 25, 2008, the Company closed its initial public offering and sold 1,000,000 units at $5.10 per unit to its underwriter for proceeds of $4,068,776 (net of underwriting fees totaling $510,000 and offering costs totaling $521,224).  Each unit consists of one share of $0.001 par value common stock, one “A” warrant exercisable into one share of common stock at $5.10 per share, and two “B” warrants exercisable into two shares of common stock at $10.20 per share.  The fair market values of the “A” and “B” warrants on the date of grant are based on the Black-Scholes-Merton valuation model and recorded to additional paid-in capital as of December 31, 2008 at $1,119,628 and $1,226,263, respectively.

Related Party Acquisition
On September 30, 2008, the Company closed its acquisition of the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc., by issuing 100,000 shares of its $0.001 par value common stock to the owners of the U-Swirl concept.  The value of the acquisition is determined by the Company to be $180,000 based on the fair market value of the stock on the date of acquisition at $1.80 per share multiplied by the 100,000 shares issued.  The fair market value of the stock is used as the basis for valuation because it is the most “readily determinable” valuation method in accordance with FAS123R – Share-Based Compensation.  100% of the valuation amount is expensed as “Intellectual property acquired from related parties” because the sellers of the U-Swirl concept are grandchildren of the Company’s CEO, and no “capitalizable” costs (ie. legal or trademarking fees) were incurred by the sellers in developing the concept.

As of December 31, 2009, the Company granted 21,244 shares of its $0.001 par value common stock to a landlord as share-based compensation to terminate a lease agreement.  The fair market value of the shares on the date of grant totaled $26,555.

As of December 31, 2009, the Company granted 73,000 shares of its $0.001 par value common stock to officers and a director as share-based compensation.  The fair market value of the shares on the date of grant totaled $142,300.  13,500 shares were recorded as stock payable as of December 31, 2009, because they had not been issued as of that date.

As of December 31, 2009, the Company granted 7,742 shares of its $0.001 par value common stock to its public relations firm as share-based compensation.  The fair market value of the shares on the date of grant totaled $19,161.  5,000 shares were recorded as stock payable as of December 31, 2009, because they had not been issued as of that date.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

As of December 31, 2009, the Company issued 141,000 shares of its $0.001 par value common stock at $1.25 per share to various investors for cash totaling $172,334 (net of $3,916 in offering costs).

On December 31, 2009, the Company wrote off $150 in stock subscription receivable to additional paid-in capital.

There were no other issuances of preferred or common stock as of December 31, 2009.

10.           STOCK OPTIONS AND WARRANTS

Stock Options – As of December 31, 2007, the Company had issued options to purchase 470,000 shares of common stock with a weighted average strike price of $4.40 per share.

During fiscal 2009, 75,000 options were canceled due to resignation or termination of certain officers or directors in accordance with the termination provision of the stock option agreement.

The Company did not grant any new stock options during the year ended December 31, 2009 or 2008.

Warrants – As of December 31, 2007, the Company had issued warrants to purchase 200,000 shares of common stock with a weighted average strike price of $2.98 per share, of which 25,000 had been exercised into 25,000 shares of the Company’s common stock.

On February 21, 2008, the Company issued a warrant to its corporate investor relations firm to purchase 60,000 units (each unit containing one share of common stock, one “A” warrant, and two “B” warrants) with an exercise price of $6.12 per unit for services relating to its investor relations.  The warrant has been valued at $101,342 using the Black-Scholes-Merton valuation model based upon the following assumptions: term of 5 years, a risk free interest rate of 2.8%, a dividend yield of 0%, and volatility of 40%.  The value of the warrants was allocated against additional paid in capital and investor relations expense.

Weighted
	Number	Weighted	Average
	of	Average	Remaining
	Shares	Exercise Price	Contractual Life in Years
Balance, December 31, 2007	175,000	2.98	8.58
Warrants granted and assumed	60,000	1.20	4.00
Warrants expired	-0-	-0-	-0-
Warrants canceled	-0-	-0-	-0-
Warrants exercised	-0-	-0-	-0-
Balance, December 31, 2008	235,000	2.53	6.29
Warrants granted and assumed	-0-	-0-	-0-
Warrants expired	-0-	-0-	-0-
Warrants canceled	-0-	-0-	-0-
Warrants exercised	-0-	-0-	-0-
Balance, December 31, 2009	235,000	$2.53	6.29

All warrants outstanding are exercisable as of December 31, 2009.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Fair Value of Equity Awards  - The above tables reflect the assumptions utilized to value the stock-based compensation as of December 31, 2009 under FASB ASC 718 and using the Black-Scholes-Merton valuation model.  The risk-free interest rate is based upon U.S. Treasury Rates for instruments with similar terms.  The full term of the options and warrants granted was used for the expected life since the options and warrants were granted to senior management and outside consultants where turnover is expected to be low and since they are expected to hold the options and warrants for the full term to obtain the maximum benefit.  The Company has not paid dividends to date and does not plan to pay dividends in the near future.  The volatility assumptions were derived from historical volatilities of competitors whose shares are traded in the public markets and are adjusted to reflect anticipated behavior specific to the Company.

Risk-free interest rate	2.8-4.92%
Expected life (years)	5-10 Yrs
Expected dividend yield	0.0%
Volatility	40.0%

11.           RELATED PARTY TRANSACTIONS

The Company paid $17,000 in rent for office space and inventory storage for the year ended December 31, 2009 to a company which is wholly owned by the Company’s officers/shareholders.

The Company was owed $1,481 from U-Create Enterprises, a company which is a U-Swirl franchisee and is owned and operated by the grandchildren of the Company’s Chief Executive Officer.  The corporate secretary/treasurer of U-Create Enterprises is also the Company’s corporate secretary.

The Company paid $24,000 in rent to a real estate holding company held jointly by the Company’s former Chief Financial Officer and his spouse as compensation for the year ended December 31, 2009 pursuant to the Company’s employment agreement with the former officer.

As part of the terms of the U-Swirl Frozen YogurtSM acquisition (see Note 9), the Company agreed that no franchise fees or royalties would be charged with respect to the location operated by U Create Enterprises in Henderson, Nevada, as U Create Enterprises was permitting the Company to use the location as a training facility.  The facility has not been used since March 2009; however, the Company may utilize this location for training purposes in the future.  In addition, the Company granted U Create Enterprises the right to open additional locations in Henderson, Boulder City and Pahrump, Nevada.  U Create Enterprises will pay an intial franchise fee of $5,000 for each location and a 3% royalty on net sales.  For the year ended December 31, 2009, the company did not recognize royalty income for the Henderson, Nevada café.

12.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for the year ended December 31, 2009 and 2008:

	2009	2008 (Restated)
Rent and CAM fees	$230,563	$20,059
Utilities	30,735	-0-
Occupancy and related expenses	$261,298	$20,059

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Future minimum lease payments required under all leases as of December 31, 2009, are as follows:

2010	$332,791
2011	363,399
2012	374,301
2013	385,530
2014	225,783
Thereafter	165,866
$1,847,670

13.           COMMITMENTS AND CONTINGENCIES

Litigation– In the normal course of business, the Company is subject to proceedings, lawsuits and other claims.  Such matters can be subject to many uncertainties, and outcomes are not predictable with assurance.  The Company is not aware of the existence of any such matters at December 31, 2009, and has not provided for any such contingencies, accordingly.

14.           SUBSEQUENT EVENTS

On February 15, 2010, the Company entered into an area development agreement with RMR Group, LLC for the Monmouth County, New Jersey, development area.  American Pacific Investments, Limited, which owns one-third of RMR Group, is a Nevada limited liability company whose members are Ulderico Conte, Terry A. Cartwright, Paul Heroy and Stan Cartwright.  Ulderico Conte and Terry Cartwright are officers of the Company and Terry Cartwright and Stan Cartwright are the adult children of Henry E. Cartwright.  RMR Group paid a $30,000 development fee, which was derived in accordance with its policy of $15,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number of units for the Monmouth County area was determined to be three.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution

The expenses to be paid by the registrant in connection with the securities being registered are as follows:

Securities and Exchange Commission filing fee	$1,162
FINRA filing fee	2,129
Underwriter’s non-accountable expense allowance	22,500
Accounting fees and expenses*	50,000
Blue sky fees and expenses (including related legal fees)*	50,000
Legal fees and expenses*	70,000
Transfer agent fees and expenses*	10,000
Printing and engraving*	25,000
Miscellaneous expenses*	9,209

Total	$240,000
__________________
*Estimated

Item 14.      Indemnification of Directors and Officers

Under the corporate laws of the State of Nevada and the registrant’s amended and restated articles of incorporation, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The registrant’s amended bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the registrant and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.      Recent Sales of Unregistered Securities.

Within the past three years, the registrant has issued and sold the unregistered securities set forth in the table below.  All of the share amounts and per share amounts reflect the 1-for-2 reverse stock split implemented on June 30, 2007.

Date	Persons or Class of Persons	Securities	Consideration
December 2006 through June 2007	42 accredited investors (2)	389,450 shares of common stock	$1,557,800
February 22, 2007	InfusionCapital, LLC (1)	Warrant to purchase 50,000 shares of common stock at $7.50 per share expiring February 22, 2012	Consulting services valued at $11,265
March 13, 2007	2 accredited investors (2)	3,350 shares of common stock	Cancellation of promissory notes in the amount of $6,000 and accrued interest of $700
June 30, 2007	9 officers, directors and employees (1)	Options to purchase 375,000 shares of common stock at $4.40 per share expiring June 30, 2012	Services valued at $171,874
June 30, 2007	3 consultants – Maria Conte, Paul Migliara and Lenard Grau (1)	Options to purchase 25,000 shares of common stock at $4.40 per share expiring June 30, 2012	Services – drafting of press releases (Conte), web site development (Migliara), real estate location services (Grau). Valued at $11,458
July 20, 2007	1 officer (Brad Beckstead) (1)	Options to purchase 70,000 shares of common stock at $4.40 per share expiring July 20, 2012	Services valued at $89,473
October 16, 2007	Stephen T. Funari (1)	25,000 shares of common stock pursuant to exercise of warrant	$500
February 21, 2008	PR Financial Marketing, LLC (1)	Warrant to purchase 60,000 units at $6.12 per unit expiring February 21, 2013, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant	Services valued at $101,342
September 30, 2008	U Create Enterprises (1)	100,000 shares of common stock	U-Swirl frozen yogurt concept valued at $180,000
August 2009 through September 2010	5 officers and consultants (1)	242,242 shares of common stock	Services valued at $274,071
October 2009 through November 2009	11 accredited investors (2)	141,000 shares of common stock, net of $3,916 of offering costs	$172,334
November 2009	1 accredited investor (2)	21,244 shares of common stock	Debt forgiveness of $26,555
May 2010	Edward A. Scofield	25,000 shares of common stock pursuant to exercise of warrant	$500
__________________
(1)
The registrant relied upon the exemption from registration contained in Section 4(2) of the Securities Act, as the investors were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant’s business and had access to the kind of information which registration would disclose.

(2)
The registrant relied upon exemptions from registration contained in Rule 506 of Regulation D under the Securities Act, as all of the investors were accredited investors, and Section 4(2) of the Securities Act.

No underwriters or placement agents were used and no commissions were paid in the above stock transactions.  Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.

Item 16.      Exhibits and Financial Statement Schedules

Regulation S-K Number	Exhibit
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Incorporation (2)
3.2	Amended Bylaws (2)
4.1	Form of common stock certificate (3)
4.2	Form of Class A warrant (included in Exhibit 4.5) (4)
4.3	Form of Class B warrant (included in Exhibit 4.5) (4)
4.4	Form of unit certificate (5)
4.5	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (4)
4.6	Form of Class C warrant (included in Exhibit 4.7)
4.7	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A.
4.8	Form of Representative’s Purchase Warrant (1)
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (1)
10.1	2007 Stock Option Plan, as amended (2)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (6)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (7)
10.4	Area Development Agreement for Monmouth County, New Jersey (1)
10.5	Area Development Agreement for Tucson, Arizona (1)
10.6	Form of Franchise Agreement (1)
10.7	Area Development Agreement for Boise, Idaho (1)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (4)
21	List of Subsidiaries (1)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of L.L. Bradford & Company, LLC
_______________
(1)	Filed previously.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(3)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(4)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(5)	To be filed by amendment.
(6)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.
(7)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K (File No. 0-53130) filed March 31, 2010.

Item 17.      Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.  6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on September 14 , 2010.

HEALTHY FAST FOOD, INC.

By:	/s/ Henry E. Cartwright
Henry E. Cartwright, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Henry E. Cartwright	President, Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive and Financial Officer)	September 14 , 2010
Henry E. Cartwright

/s/ Sam Dewar	Director	September 15 , 2010
Sam Dewar

Director
Gregory R. Janson

INDEX TO EXHIBITS

Regulation S-K Number	Exhibit
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Incorporation (2)
3.2	Amended Bylaws (2)
4.1	Form of common stock certificate (3)
4.2	Form of Class A warrant (included in Exhibit 4.5) (4)
4.3	Form of Class B warrant (included in Exhibit 4.5) (4)
4.4	Form of unit certificate (5)
4.5	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (4)
4.6	Form of Class C warrant (included in Exhibit 4.7)
4.7	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A.
4.8	Form of Representative’s Purchase Warrant (1)
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (1)
10.1	2007 Stock Option Plan, as amended (2)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (6)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (7)
10.4	Area Development Agreement for Monmouth County, New Jersey (1)
10.5	Area Development Agreement for Tucson, Arizona (1)
10.6	Form of Franchise Agreement (1)
10.7	Area Development Agreement for Boise, Idaho (1)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (4)
21	List of Subsidiaries (1)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of L.L. Bradford & Company, LLC
_______________
(1)	Filed previously.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(3)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(4)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(5)	To be filed by amendment.
(6)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.
(7)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K (File No. 0-53130) filed March 31, 2010.